As filed with the Securities & Exchange Commission on July 16, 2007

Registration Number: 333-120120-1

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BINGO.COM, LTD.

(Name of small business issuer in its charter)

Anguilla, B.W.I. (State or jurisdiction of incorporation or organization)	7900 (Primary Standard Industrial Classification Code Number)	98-0206369 (I.R.S. Employer Identification No.)

    National Bank of Anguilla Corporate Building, 1St Floor

St Mary's Road, TV1 02P

The Valley, Anguilla, B.W.I.

Telephone: (264) 461-2646

(Address and telephone number of principal executive offices)

National Bank of Anguilla Corporate Building, 1St Floor

St Mary's Road, TV1 02P

The Valley, Anguilla, B.W.I.

(Address of principal place of business or intended principal place of business)

Gerald R. Tuskey, Personal Law Corporation

Suite 1003, 409 Granville Street

Vancouver, B.C.

V6C 1T2  Canada

(604) 681-9588

(Name, Address and telephone number of agent for service)

Approximate date of proposed sale to the public:            As soon as practicable after the effective date of

                                                                                         this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [___]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [___]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    [___]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, No Par Value	9,000,000 shares	$0.30	$2,700,000	$82.89

(1)        The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENTS SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PART I - INFORMATION REQUIRED IN PROSPECTUS

The information in this prospectus is not complete and may be changed.  Our selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

BINGO.COM, LTD.

(the "Company", the "Registrant" or "Bingo.com, Ltd.")

9,000,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 9,000,000 shares of our common stock by the selling shareholders listed in this prospectus.  Pursuant to a private placement on March 21, 2007, the selling shareholders acquired 6,000,000 shares and 3,000,000 warrants which are exercisable into an additional 3,000,000 shares. These shares may be sold by the selling shareholders from time-to-time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling shareholders is not subject to any underwriting agreement.  We will receive none of the proceeds from the sale of the shares by the selling shareholders.  We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling shareholders will borne by them.

Our common stock is quoted on the OTC Bulletin Board under the symbol "BNGOF".  The closing price for shares of our common stock on July 11, 2007, was $0.30 per share on the OTC Bulletin Board.

This offering will expire 24 months from the effective date of this prospectus.

__________________________________________

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH

DEGREE OF RISK.  PLEASE CAREFULLY REVIEW THE SECTION TITLED

"RISK FACTORS" BEGINNING ON PAGE 6.

___________________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________________________________

The date of this prospectus is July 12, 2007.

IN CONSIDERING THE ACQUISITION OF THE COMMON STOCK DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL.  THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

TABLE OF CONTENTS

RISK FACTORS	6
USE OF PROCEEDS	13
DETERMINATION OF OFFERING PRICE	14
DILUTION	14
DIVIDEND POLICY	14
SELLING SHAREHOLDERS	14
PLAN OF DISTRIBUTION	14
DESCRIPTION OF PROPERTY	15
DESCRIPTION OF BUSINESS	17
LEGAL PROCEEDINGS	23
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	24
EXECUTIVE COMPENSATION	25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.	28
DESCRIPTION OF SECURITIES	28
INTEREST OF NAMED EXPERTS AND COUNSEL	29
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.	29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	30
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	37
INDEPENDENT PUBLIC ACCOUNTANTS	38
FINANCIAL STATEMENTS	39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	62
AVAILABLE INFORMATION	72
INDEMNIFICATION OF DIRECTORS AND OFFICERS	72
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	72
RECENT SALES OF UNREGISTERED SECURITIES	73
EXHIBITS	74
UNDERTAKINGS	74

PROSPECTUS SUMMARY

 You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding us and the common stock being sold in this offering.  Unless the context otherwise requires, "we," "our," "us" and similar phrases refer to Bingo.com, Ltd.

 Our Company

Our company, Bingo.com, Ltd., was incorporated on September 30, 2004 under the International Business Companies Act of Anguilla, B.W.I.  From the date of its incorporation until April 5, 2005, our company existed solely as a wholly-owned subsidiary of Bingo.com, Inc., a publicly traded, Florida incorporated company.  On April 6, 2005, our company merged with its parent company, Bingo.com, Inc. and our company was the surviving corporation of the merger.  Our company assumed all of the assets and liabilities of Bingo.com, Inc. upon the effective date of the merger.  The management team, assets, liabilities and business of Bingo.com, Inc. became the management team, assets, liabilities and business of our company upon the effective date of the merger.  The principal reason for our merger with Bingo.com, Inc. was to facilitate the re-incorporation of Bingo.com, Inc. under the International Business Companies Act of Anguilla, B.W.I.

Our registered offices are located at Spencer House, Box 821, The Valley, Anguilla, British West Indies. Our business address is National Bank of Anguilla Corporate Building, 1st Floor, St Mary's Road, TV1 02P, The Valley, Anguilla, British West Indies. Our telephone number is (264) 461-2646.

We have not been involved in any bankruptcy, receivership or similar proceedings.

All dollar amounts in this prospectus are U.S. dollars.

The Offering

Presently Outstanding Number of Shares:	33,971,203
Securities being registered:	9,000,000 shares of common stock held by existing shareholders.
Securities Issued:

The 6,000,000 shares of common stock to be registered under this prospectus are already issued and may be sold by existing shareholders.  An additional 3,000,000 shares are issuable on the exercise of warrants and when issued, may be sold by the selling shareholders.

Use of Proceeds:

We will not receive any proceeds from the sale of shares sold by the selling shareholders.  We will receive $1,050,000 if all outstanding warrants are exercised and 3,000,000 additional shares are issued.  These funds will be allocated to general working capital.

OTC Bulletin Board Symbol:	BNGOF

Expiration Date

This offering will expire 24 months from the effective date of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus and any other filings we make with the Securities and Exchange Commission in the future before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The value of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We have a limited operating history and a history of losses and expect future losses, and there can be no assurances that we will achieve and sustain profitability.

We have incurred significant net losses and negative cash flow from operations for the last two fiscal quarters.  We incurred net losses of ($328,967) in the first quarter of fiscal 2007, ($313,836) in fiscal 2006 and net income of $120,790 in fiscal 2005.  As of March 31, 2007, we had an accumulated deficit of $10,003,387, and during the quarter ended March 31, 2007, we used cash of ($357,213), during the year ended December 31, 2006, we used cash of ($762,033) in operating activities (in 2005 - provided cash of $51,722).  Although during the first quarter 2007 and the 2006 and 2005 fiscal years we made every effort to control costs and expenses, we will continue to incur sales and marketing and general and administrative expenses in the future.  As a result, we may incur losses in the future and will need to generate higher revenues in order to achieve sustainable profitability.

We may not be able to generate sufficient revenue to entirely support our operations in fiscal 2007 due to a number of factors including, among others:

-          the general demand for gaming may decrease in our target markets, which would impact our gaming revenue;

-           the cost of promoting and marketing our bingo portal combined with our other expenses  may exceed our revenues;

-           the costs associated with developing our software and technologies, installing equipment and expanding our facilities combined with our other expenses may exceed our revenues;

-           the costs associated with hiring and retaining experienced management and staff for our operations combined with our other costs may exceed our revenues.

-           the impact of negative government legislation in the various jurisdictions in which we operate may adversely impact our ability to offer our Internet gaming and/or advertising services.

We are subject to risks and challenges frequently encountered by early stage companies engaged in early stage enterprises and Internet commerce.

We face risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development that may be using new and unproven business models, particularly companies engaged in Internet commerce.

These risks include:

-          our revenue forecasts may be incorrect because of our limited experience selling our products and services, especially with the entry into the United Kingdom;

-          our ability to generate revenues will depend on providing bingo games for cash on a website focused on bingo entertainment;

-           as our business grows and the expectations of our customers increase, we must develop and upgrade our infrastructure, including internal controls, transaction processing capacity, data storage and retrieval systems and website to remain competitive.  We may not have the capital resources to do so;

-           we compete with a number of larger competitors, such as Gala Bingo and Jackpot Joy, with greater financial, capital, technical, marketing and human resources and experience than us;

-           we may not be able to continue to offer new and exciting content that is attractive and compelling to existing users;

-           our business is dependent upon the Internet for commerce and growth;

-           general economic conditions could change and adversely affect our business.

-           we utilize gaming software provided by others over whom we have no direct control should something go wrong with that software.

-           we utilize payment processing software provided by others over whom we have no direct control should something go wrong with the software.

We are substantially dependent on third parties for most aspects of our business.

We have chosen to pursue a strategy whereby we have outsourced many of our mission-critical business functions, including third-party gaming software, payment processing, website hosting and serving, and web server collocation.  Most of these functions are performed by a limited number of small companies.  As a result, we face increased risk that our business could be interrupted by the failure of any one of our key vendors or suppliers, and such an interruption could have a material impact on our financial position and results of operations.

We will need additional capital to continue to operate our business.

As of March 31, 2007 we had $1,708,159 in cash (December 31, 2006, $521,203 and December 31, 2005, $1,071,088). On September 30, 2006, the United States Senate passed the Unlawful Internet Gambling Enforcement Act 2006 ("UIGEA"), which was signed into law by President Bush, on October 13, 2006. The legislation aimed to prohibit the funding of illegal online gambling to United States citizens and residents. Effective October 12, 2006, in response to the UIGEA we sold our United States player database and related assets to an unrelated company. During the second quarter of 2007, the Company launched a United Kingdom website. There can be no assurances that without substantial investment this will be successful.

Should we be required to raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility. If we raise additional funds through further issuances of equity securities, then those securities may have rights, preferences or privileges senior to the rights of holders of our common stock, and holders of our common stock will experience dilution.

We cannot be certain that such additional debt or equity financing will be available to us on favorable terms when required, or at all.  If we cannot raise funds in a timely manner, or on acceptable terms, we may not be able to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unexpected requirements, and we may be required to reduce or limit operations.

If our key personnel leave the Company, our ability to succeed will be adversely affected

The future success of the Company will depend on certain key management, marketing, sales and technical personnel.  We are currently dependent on our President and Chief Executive Officer, T. M. Williams, for the success of the business.  We also rely upon consultants and advisors who are not employees.  The loss of key personnel could have a material adverse effect on our operations.  We do not maintain key-man life insurance on any of our key personnel.  The inability to attract, retain and motivate highly skilled personnel required for expansion of operations and development of technologies could adversely affect our business, financial condition and results of operations.  We cannot be assured that we will be able to retain our existing personnel or attract additional, qualified persons when required and on acceptable terms.

We have capacity constraints and system development risks that could damage our customer relations or inhibit our possible growth, and we may need to expand our management systems and controls quickly, which may increase our cost of operations

Our success and our ability to provide high quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems and the computers and communication systems of our third party vendors in order to accommodate any significant numbers or increases in the numbers of consumers and advertisers using our service.  Our success also depends upon our and our vendors' abilities to rapidly expand transaction-processing systems and network infrastructure without any systems interruptions in order to accommodate any significant increases in use of our service.

We and our service providers may experience periodic systems interruptions and infrastructure failures, which we believe will cause customer dissatisfaction and may adversely affect our results of operations.  Limitations of technology infrastructure may prevent us from maximizing our business opportunities.

We cannot be assured that our and our vendors' data repositories, financial systems and other technology resources will be secure from security breaches or sabotage, especially as technology changes and becomes more sophisticated.  In addition, many of our and our vendors' software systems are custom-developed and we and our vendors rely on employees and certain third-party contractors to develop and maintain these systems. If certain of these employees or contractors become unavailable, we and our vendors may experience difficulty in improving and maintaining these systems.  Furthermore, we expect that we and our vendors may continue to be required to manage multiple relationships with various software and equipment vendors whose technologies may not be compatible, as well as relationships with other third parties to maintain and enhance their technology infrastructures.  Failure to achieve or maintain high capacity data transmission and security without system downtime and to achieve improvements in their transaction processing systems and network infrastructure could have a materially adverse effect on our business and results of operations.

Increased security risks of online commerce may deter future use of our website, which may adversely affect our ability to generate revenue

Concerns over the security of transactions conducted on the Internet and the privacy of consumers may also inhibit the growth of the Internet and other online services generally, and online commerce in particular.  Failure to prevent security breaches could significantly harm our business and results of operations.  We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms used to protect our transaction data.  Anyone who is able to circumvent our or our vendors' security measures could misappropriate proprietary information, cause interruptions in our operations or damage our brand and reputation.  We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches.  Any well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials, which would have a material adverse effect on our business.

We face the risk of system failures, which would disrupt our operations

A disaster could severely damage our business and results of operations because our services could be interrupted for an indeterminate length of time.  Our operations depend upon our ability to maintain and protect our computer systems.

Our systems and operations are vulnerable to damage or interruption from fire, floods, earthquakes, hurricanes, power loss, telecommunications failures, break-ins, sabotage and similar events.  The occurrence of a natural disaster or unanticipated problems at our principal business headquarters or at a third-party facility could cause interruptions or delays in our business, loss of data or render us unable to provide our services.  In addition, failure of a third-party facility to provide the data communications capacity required by us, as a result of human error, natural disaster or other operational disruptions, could cause interruptions in our service.  The occurrence of any or all of these events could adversely affect our reputation, brand and business.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business

Our services operate in part by making Internet services and content available to our users.  This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with third parties.  These claims might, for example, be made for defamation, negligence, copyright, trademark or patent infringement, personal injury, invasion of privacy or other legal theories.  Any claims could result in costly litigation and be time consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements.

Litigation regarding intellectual property rights is common in the Internet and software industries.  We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps.  There can be no assurance that our services do not or will not in the future infringe the intellectual property rights of third parties.  Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.  A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business.

Our success and ability to compete are substantially dependent upon our technology and data resources, which we intend to protect through a combination of patent, copyright, trade secret and/or trademark law.  We currently have no patents or trademarks issued to date on our technology and there can be no assurances that we will be successful in securing them when necessary.

We may not be able to protect our Internet domain name, which is important to our branding strategy

Our Internet domain name, www.bingo.com, is an extremely important part of our business. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names.  The regulation of domain names in the United States and in foreign countries may be subject to change.  Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.  As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business.  Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.  Third parties have acquired domain names that include "bingo" or variations thereof both in the United States and elsewhere, which may result in an erosion of our user base.

If we are unable to maintain our popularity with third party Search engines then our customer base, and therefore, our gaming revenue will not continue to grow.

Due to our limited capital we do not run large advertising campaigns.  We are, therefore, reliant on third party Search engines such as Google and Yahoo! to provide prospective customers with links to facilitate traffic to www.bingo.com. Historically, the Company's Website has been listed first when users have searched for the word "bingo" on many third party search engines.  This ranking continues today but, given the increasing competition for rankings, including the trend towards paid rankings, there can be no guarantees that the Company's Website will continue to maintain such a ranking. We believe that these search engines are important in order to facilitate broad market acceptance of our service and thus enhance our sales.  We continue to look for new methods to optimize our ranking position with various Internet Search Engines, including the maintenance of reciprocal links with complementary third party sites.

Our financial position and results of operations will vary depending on a number of factors, most of which are out of our control

We anticipate that our operating results will vary widely depending on a number of factors, some of which are beyond our control.  These factors are likely to include:

-           demand for our online services by registered users and consumers;

-           costs of attracting consumers to our website, including costs of receiving exposure on third-party websites and advertising costs;

-           costs related to forming strategic relationships;

-           loss of strategic relationships;

-           our ability to significantly increase our distribution channels;

-           competition from companies offering same or similar products and services and from companies with much deeper financial, technical, marketing and human resources;

-           the amount and timing of operating costs and capital expenditures relating to expansion of our operations;

-           costs and delays in introducing new services and improvements to existing services;

-           changes in the growth rate of Internet usage and acceptance by consumers of electronic commerce;

Risks Related to Our Industry

If we are unable to meet the changing needs of our industry, our ability to compete will be adversely affected

We operate in an intensely competitive industry.  To remain competitive, we must be capable of enhancing and improving the functionality and features of our online services.  The Internet portal, the online advertising industry and the Internet gaming industry are rapidly changing.  If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete.  There can be no assurances that we will be successful in responding quickly, cost effectively and adequately to new developments or that funds will be available to respond at all.  Any failure by us to respond effectively would significantly harm our business, operating results and financial condition.

Our future success will depend on our ability to accomplish the following:

-           license and develop leading technologies useful in our business;

-           develop and enhance our existing products and services;

-           develop new services and technologies that address the increasingly sophisticated and varied needs of prospective consumers; and

-           respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

-           develop cost-effective and creative marketing and advertising campaigns which enable us to grow in markets where many of our competitors are able to fund significantly higher marketing and advertising budgets.

Developing Internet services and other proprietary technology entails significant technical and business risks, as well as substantial costs.  We may use new technologies ineffectively, or we may fail to adapt our services, transaction processing systems and network infrastructure to user requirements or emerging industry standards.  If our operations face material delays in introducing new services, products and enhancements, our users may forego the use of our services and use those of our competitors.  These factors could have a material adverse effect on our financial position and results of operations.

If our web portal is unable to achieve and maintain a critical mass of registered players, we may be unable to generate sufficient revenue

The success of our web portal is dependent upon achieving significant market acceptance of our site by registered players. Our games require a critical mass of players to make it sustainable and to encourage new players to come and play our games. Failure to achieve and maintain a critical mass of registered players would seriously harm our business.

Our business may be subject to government regulation and legal uncertainties that may increase the costs of operating our web portal, limit our ability to generate gaming revenue, or interfere with future operations of the Company

On September 30, 2006, the United States Senate passed the Unlawful Internet Gambling Enforcement Act 2006 ("UIGEA"), which was signed into law by President Bush, on October 13, 2006. The legislation aimed to prohibit the funding of illegal online gambling to United States citizens and residents. This law had a major effect on our business and industry. Effective October 12, 2006, in response to the UIGEA we sold our United States player database and related assets to an unrelated company.

Effective September 1, 2007, we will be subject to new gaming regulations in our major market, the United Kingdom. As a result, in order to continue to be able to advertise our website, amongst other things, we may have to make changes to the way we operate our website and where we locate our servers.

In addition, many of our proposed target markets in Europe have varying legal hurdles with which we must deal. With the hoped-for pan European gaming market being (in all likelihood) many years away, we have to work in an extremely fractured European environment as far as regulatory matters are concerned. In those countries, such as Italy and Belgium, that are considering or are in the process of implementing a regulated environment, we will have to apply for local licenses and incur significant expenses to meet licensing conditions (such as setting up dedicated servers, integrating with local authorities, etc.). There are many other countries, such as France and Holland, where it is entirely possible that Internet gaming may continue to be restricted to state monopolies for a considerable period of time.

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Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  Such legislation could expose the Company to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require the Company to incur significant expenses in complying with any new regulations.

The applicability to the Internet of existing laws governing issues such as gambling, property ownership, copyright, defamation, obscenity and personal privacy is uncertain.  The Company may be subject to claims that our services violate such laws.  Any new legislation or regulation in any of the countries in which we operate or the application of existing laws and regulations to the Internet could damage our business.  In addition, because legislation and other regulations relating to online games vary by jurisdiction, from state to state and from country to country, it is difficult for us to ensure that our players are accessing our portal from a jurisdiction where it is legal to play our games.  We therefore, cannot ensure that we will not be subject to enforcement actions as a result of this uncertainty and difficulty in controlling access.

In addition, our business may be indirectly affected by our suppliers or customers who may be subject to such legislation.  Increased regulation of the Internet may decrease the growth in the use of the Internet or hamper the development of Internet commerce and online entertainment, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Risks Associated With Our Common Stock

Our shares are considered Penny Stock and are subject to the Penny Stock rules, which may adversely affect your ability to sell your shares

Rules 15g-1 through 15g-9 promulgated under the Exchange Act impose sales practice and disclosure requirements on certain brokers-dealers who engage in certain transactions involving Penny Stock.  Subject to certain exceptions, a Penny Stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share.  We anticipate that our shares are deemed to be Penny Stock for the purposes of the Exchange Act.  The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of our shares and impede the sale of our shares in the secondary market.

Under the Penny Stock regulations, a broker-dealer selling Penny Stock to anyone other than an established customer or Accredited Investor (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.  In addition, the Penny Stock regulations require the broker-dealer to deliver, prior to any transaction involving a Penny Stock, a disclosure schedule prepared by the Commission relating to the Penny Stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the Penny Stock held in a customer's account and information with respect to the limited market in Penny Stocks.

Substantial sales of our common stock could cause our stock price to fall.

If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock could decline.  We have the following securities outstanding:

        -   33,971,203 shares of common stock, trading at $0.30 on July 11, 2007.

  -   3,000,000 warrants to purchase shares of common stock exercisable at $0.35.

  -   4,585,742 stock options to purchase shares of common stock with exercise prices ranging from $0.05 to $0.91.

Of the 33,971,203 outstanding shares, 6,000,000 shares are held under rule 144 of the Securities and Exchange Act of 1933 and are therefore not freely tradable.  In the event the additional 3,000,000 shares are issued on exercise of warrants they too will be held under Rule 144 of the Securities and Exchange Act of 1933 and will not be freely tradable.

We have not declared dividends and may never declare dividends, which may affect the value of your shares

We have never declared or paid any dividends on our common stock and do not expect to pay any dividends in the near future.

FORWARD LOOKING STATEMENTS

Included in this prospectus are "forward-looking" statements, as well as historical information.  Although we believe that the expectations reflected In these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors."  Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus.  We will receive none of the proceeds from the sale of the shares by the selling shareholders.  We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling shareholders.  Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling shareholders.

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DETERMINATION OF OFFERING PRICE

It is not currently possible to determine a price at which the shares being registered under this prospectus may be sold.  The private placement shares being registered were acquired by our shareholders at $0.25 per share on March 21, 2007.  Future sales of the registered shares either through private transactions or the OTC Bulletin Board will be determined by market forces and the independent decisions of selling shareholders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  We do not anticipate paying any cash dividends in the foreseeable future.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are registering a total of 9,000,000 common shares for possible future resale.  6,000,000 common shares being registered were issued to the selling shareholders on March 21, 2007, at $0.25 per share.  An additional 3,000,000 shares may be issued at $0.35 per share on exercise of outstanding share purchase warrants.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of July 12, 2007.

To the best of our knowledge, the shareholders in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported.

Name and Address of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares being Registered by Selling Shareholder	Current Percent of Company Shares Owned	Relationship With Company Within Past 3 Years
Praetorian Offshore Ltd. 119 Washington Avenue, Suite 600 Miami Beach, FL 33139 United States of America	3,050,000	8,600,000	25%	None
Tryon M. Williams 203 Shakespeare Tower The Barbican London, EC2Y 8DR United Kingdom	1,734,858	600,000	6.3%	Director

PLAN OF DISTRIBUTION

We are registering the shares of our common stock covered by this prospectus for the selling shareholders.  As used in this prospectus, "selling shareholders" includes the donees, transferees or others who may later hold the selling shareholders' interests.  The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling shareholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices.  One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution.  The methods by which the shares of common stock may be sold include:

-           a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

-           purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

-           ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

-            transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

-            privately-negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares, or both.  We have advised the selling shareholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus.  We are not aware, as of the date of this prospectus, of any agreements between any of the selling shareholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

 DESCRIPTION OF PROPERTY

Office Premises

Our executive office is located in The Valley, Anguilla, British West Indies. We commenced the lease agreement on October 1, 2005, for a period of three years. The monthly rental is $250.

Our primary administrative, sales and marketing facility is located in leased space in Vancouver, British Columbia.  This facility occupies approximately 2,480 square feet.  We entered into a new lease on September 30, 2005, for a term of sixty months and ending September 30, 2010. The monthly rental is approximately $4,800.

We have recently opened an office in London, United Kingdom, where we rent space on a monthly basis for 1,500 pounds sterling per month from a current director of the Company.

We believe that these facilities will be adequate to meet our requirements for the foreseeable future and that suitable additional space will be available if needed. Other than described above, neither we, nor any of our subsidiaries presently own or lease any other property or real estate.

DESCRIPTION OF BUSINESS

Business Development

History and Corporate Structure

The Company was originally incorporated in the State of Florida on January 12, 1987, under the name Progressive General Lumber Corp. ("PGLC") with an authorized share capital of 7,500 shares of common stock with a $1.00 par value per share.  PGLC was, for the most part, inactive until January 1999.

On July 17, 1998, PGLC filed Articles of Amendment and increased its authorized share capital to 50,000,000 common shares with a $0.001 par value per share. The shares were also subject to a forward stock split by way of a stock dividend to increase the number of then issued and outstanding shares on a 200 shares for 1 share basis.

In January 1999, the Articles of Incorporation of PGLC were amended and the Company's name changed to Bingo.com, Inc. effective January 22, 1999. Concurrent with the name change we acquired the use of the second level domain name bingo.com and embarked on our business strategy to become a leading online provider of bingo based games and entertainment.

On September 30, 2004, Bingo.com Ltd. was incorporated in Anguilla, British West Indies for the purpose of moving the jurisdiction of our Company to Anguilla, B.W.I.

During April 2005, Bingo.com, Inc. completed a merger with its wholly-owned subsidiary Bingo.com, Ltd. All of the outstanding common shares of Bingo.com, Ltd. were registered by Bingo.com, Inc. and Bingo.com, Ltd. under an S-4 registration statement dated March 3, 2005.  The Form S-4 registration statement became effective on March 8, 2005. The principal reason for Bingo.com, Inc.'s merger with its subsidiary Bingo.com, Ltd. was to facilitate Bingo.com, Inc.'s reincorporation under the International Business Companies Act of Anguilla, B.W.I. Effective Thursday, April 7, 2005, the shares of Bingo.com, Ltd. began trading under the new ticker symbol "BNGOF".

We conduct our business through the Anguilla incorporated entity; through our wholly-owned subsidiary English Bay Office Management Limited ("English Bay"); through Bingo.com Services Limited ("Bingo UK"), through Bingo.com (UK) plc and through Bingo.com N.V.

English Bay was incorporated under the laws of British Columbia, Canada, on February 10, 1998, as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999. It subsequently changed its name to English Bay Office Management Limited on September 8, 2003.

On August 15, 2002, we acquired 99% of the share capital of Bingo.com (UK) plc. Bingo UK is incorporated under the laws of England and Wales on August 18, 2000, as CellStop plc. and changed its name to Bingo.com (UK) plc. on August 5, 2002.

On October 29, 2004, we incorporated a wholly owned subsidiary, Bingo.com, N.V., under the laws of Curacao, Netherlands Antilles.

On February 5, 2007, we incorporated a wholly owned subsidiary, Bingo.com Services Limited. Bingo.com Services Limited is incorporated under the laws of England and Wales.

We also maintain a number of inactive wholly-owned subsidiaries.  These are :

-   Bingo.com (Antigua), Inc., ("Bingo.com (Antigua") incorporated as an Antigua International Business Corporation on April 7, 1999 as Star Communications Ltd. and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999;

-    Bingo.com (Wyoming), Inc., incorporated in the State of Wyoming on July 14, 1999

-     Bingo.com Acquisition Corp., incorporated in the State of Delaware on January 9, 2001.

All three of these inactive subsidiaries were incorporated to facilitate the implementation of business plans that we have since modified and refocused and, consequently, there is no activity in these entities.

Our common shares are currently quoted on the National Association of Securities Dealers' Over-The-Counter Bulletin Board ("OTCBB") under the symbol "BNGOF". We have not been subject to any bankruptcy, receivership or other similar proceedings.

Business of Our Company

Our Principal Products and Services

Bingo.com, Ltd. (the "Company") is in the business of developing and operating a bingo based web portal designed to provide a variety of Internet based games played by individuals plus other forms of entertainment, including an online community, chat rooms, contests, sweepstakes, tournaments, and more. Using our bingo.com domain name and incorporating a variety of games and content to attract and retain a large number of subscribers, we have built one of the leading bingo-based portals on the Internet. Our website has attracted millions of visitors of which over 1,700,000 have gone through a detailed sign-up process and become registered users. The levels of Internet traffic have a direct impact on our revenues as, generally, the greater the Internet traffic, the greater the amount of gaming or advertising revenue received.

We generate revenue from players depositing funds into their account on our website and then playing games for money. An additional source of revenue comes from selling advertising on our portal to other companies who wish to advertise their products to our user demographic. We obtained a gaming license and commenced gaming operations from Curacao, Netherlands Antilles in May 2005.

Our website provides players the ability to purchase bingo cards online for cash, with the winner of each bingo game winning a percentage of the total cards purchased for that particular bingo game. In addition, we provide entertainment content to our players in the form of either free-to-play, or pay-to play multiplayer theme bingo games, such as Astrology Bingo, Cupid Bingo, and the like, as well as online video poker, sweepstakes and slot machines. We also offer our players other forms of entertainment such as chat rooms and member profiles.

We intend to continue to build on the success of the existing business by offering a greater depth and variety of content that we expect will hold existing subscribers as well as attract new subscribers and allow us to generate more revenue.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements and Labor Contracts

Our Company does not own any patents, trademarks, franchises, concessions and is not a party to any royalty agreements or labor contracts.  We are a party to the following licensing agreements relating to our Bingo.com domain name.

On January 18, 1999, our Company purchased the exclusive right to use the domain name bingo.com from a then unrelated company Bingo, Inc., an Anguilla corporation, for (i) a $200,000 cash payment, (ii) 500,000 shares of our common stock (at a value of $2.00 per share) and (iii) an agreement to pay, on an ongoing basis, the Domain Name Purchase price amounting to 4% of our annual gross revenues, with a total minimum guaranteed Domain Name Purchase payment of $1,100,000 in the first three years of the 99 year period ended December 31, 2098.  During the year ended December 31, 2002, the agreement was amended so that the remaining Domain Name Purchase payments to the vendor are made monthly, based on 4% of the preceding month's gross revenue.  The value of the bingo.com domain name was based on factors such as the relationship of the name to our business, the ability for us to create a brand for our Website and portal based on the name, the ease of Internet browser search ability of the domain name and the ability of visitors to our website to remember and associate the name with our website and portal.  We negotiated the terms of the domain name acquisition at arms' length, and we believe the consideration we paid for the name was reasonable.

During the quarter ended March 31, 2007, and the year ended December 31, 2006, we made payments totaling $252 and $101,659 respectively (2005 $79,260) based on 4% of the preceding month's gross revenue as defined in the amended agreement. T. M. Williams, the President and Chief Executive Officer of the Company is the potential beneficiary of several discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

In January 1999, when our Company purchased the exclusive right to use the domain name "Bingo.com", Mr. T.M. Williams was not associated with our company as an officer or a director or in any other capacity.  Mr. T.M. Williams was at arm's length to our company for the purposes of this transaction.  In April 2001 following our Company's acquisition of the right to use the domain name "Bingo.com", Mr. T.M. Williams joined our Company as a Director and in September 2001, became President, Chief Executive Officer and Chairman and has provided the primary managerial guidance for our Company since that time.  Mr. T.M. Williams is actively involved with our Company's operations.

Business Overview

Our objective is to become the leading online provider of bingo based games and entertainment. We intend to leverage the worldwide popularity of bingo with the growth of the Internet to become the premier bingo portal.

We are in the business of developing and operating an entertainment and service based website which provides a variety of games, both free and for money. We have focused our website around our core competency of bingo and related soft games but have also included other forms of entertainment which are appreciated by our demographic. This enhanced content currently includes chat rooms, promotions, and communities and will be continually developed to build customer loyalty. We are attempting to create a value-based website, complete with online services and an extensive database of registered players.

The entertainment and other content provided on the bingo.com portal does not include "adult" content.

Advertising Revenue Business

Our entertainment portal includes a variety of free bingo and other soft games, provided to registered players over the Internet who compete against other players for the chance to win points. These points can be used to enter draws for prizes. Our primary objective is to provide these players a variety of bingo based games and entertainment as well as online video poker and slot machines. We intend to continue to provide points-based, play-for-free games emphasizing entertainment.

We have in the past used the appeal of the bingo.com domain name to sell advertising on the free site, which was our primary revenue source. During the quarter ended June 30, 2005, we commenced offering traditional bingo and other pay-for-play games to our players, which replaced advertising as our main source of revenue. Advertising revenue from the bingo.com website accounted for approximately 6% of our revenue for the year ended December 31, 2006. Although many of our games are free to play, players are required to register to receive points and to win prizes and to access certain features on the site. All registration information is stored in online databases. We intend to continue to build awareness of, and drive traffic to, bingo.com through a marketing program consisting of various elements such as strategic alliances and online and off-line advertising, in order to rebuild our advertising revenue stream in North America.

Gaming Revenue Business

During the quarter ended June 30, 2005, Bingo.com, N.V., a subsidiary of Bingo.com, Ltd. commenced gaming for cash whereby players purchase bingo cards and wager on other soft games such as video poker, hi-lo, and slots with the target audience being the United States and the games played in US dollars.

On September 30, 2006, the United States Senate passed the Unlawful Internet Gambling Enforcement Act 2006 ("UIGEA"), which was signed into law by President Bush, on October 13, 2006. The legislation aimed to prohibit the funding of illegal online gambling to United States citizens and residents. Effective October 12, 2006, in response to the UIGEA we sold our United States player database and related assets to an unrelated company. The asset disposition includes the registered online gaming players, the gaming servers, and the complete database of real money players. The asset disposition price is $1,200,050 payable at a variable rate over the coming months.

Gaming revenue from the Bingo.com website accounted for approximately 94% of our revenue for the year ended December 31, 2006. Moving forward we will focus on attracting additional players from jurisdictions such as the United Kingdom where Internet gambling is considered legal. We launched the United Kingdom focused website in the second quarter of 2007, with games targeted to the United Kingdom audience and the games played in British pounds sterling,

The Niche

We continue to work towards positioning ourselves as the leading bingo focused entertainment portal on the Internet.  We believe the size of the worldwide bingo community, the domain name bingo.com, and the attractive nature of our product offering provides us an opportunity to build a large loyal base of daily visitors from around the world.

We believe our website, www.bingo.com has broad appeal in the Internet marketplace.  We also believe that bingo is well suited for online entertainment content, and that online games are a compelling entertainment medium for a mass user audience.  We believe that players will value an opportunity to win prizes and cash while being allowed to access bingo focused content according to their own schedule and from their own location.

We believe that our future success will be dependent on a number of factors.  These include focusing on providing premium online bingo games and bingo related entertainment.  We also believe that the continued development of a personalized community atmosphere on the website will encourage lengthy site visits by users.  We believe the nature of our website content and our player base will allow us to establish a large detailed database of registered players, which is a critical factor in attracting online players and advertisers.

Business Strategy

Our objective is to become the premier online destination for web-based bingo entertainment and a leading entertainment destination on the Internet. We are pursuing this objective through the following strategies:

Continue to enhance content

Registered players are provided with a variety of games, and other forms of entertainment such as chat, social networking, tournaments, promotions and more.  The free bingo games can be played for points, which are redeemable for prizes.  We are able to create low-cost content through creative face-changes of the standard bingo games.  These 'skins' can reflect themes, corporate interests or other targeted messages.

 Revenue streams

In 2006, we generated 94% of our revenue from gaming revenue and 6% of our revenue from advertising revenue. We earned these revenues from our portal through a variety of ways, such as the following:

-     Offering bingo and other similar games, such as video poker or slots, for money to our players.

-     Banner and button advertisements on our website;

-     Pop-ups, which are interstitial ads that appear as a separate window on top of content;

-     Superstitials; which are interstitial commercials that seamlessly load while a visitor is surfing the site;

-      Sponsorships of email newsletters or parts of our site;

-      Exchanging of links with other websites.

Throughout 2006 we were focused primarily on increasing our gaming revenue at the expense of our advertising revenue. During the year ended December 31, 2005, we suspended the majority of the sale of advertising and focused entirely on the gaming revenue component of the business.  With the passing of the United States Unlawful Internet Gambling Act in October of 2006, we again began to serve advertising in North America and from that point on earn gaming revenue from only those jurisdictions in the world where Internet gaming is regulated and legalized.

Advertising revenue calculations are based on click-throughs, percentage of sales transactions, or other methods depending on the details of the agreements. The majority of the advertising revenue earned in 2006 was calculated on a Cost Per Thousand ("CPM") basis.

Expand registered user database

We have demonstrated the ability to attract and keep a large subscriber base. It is our intention to continue the growth of our database through strategic partnerships with affinity groups and penetration of traditional bingo venues by use of targeted promotions with suppliers of goods and services to such venues.

Entertainment and game sites have become increasingly popular and are showing strong growth rates. Our website traffic reports indicate that between 500 and 1,000 new players a day are registering with www.bingo.com. There has been in excess of 10,000 visitor sessions per day, with an average visitor session length of more than 30 minutes. It is our belief that, if current traffic rates can be maintained, we will continue to maintain our status as the premier, bingo centric, online gaming destination.

Leverage licensed users and alliances

We are confident that the variety of games and entertainment available on our website will encourage many visitors to come, stay, deposit funds, play and revisit often. In the process of providing a one-stop entertainment arena for bingo lovers, we are creating a value based website which is backed by an extensive database of registered players and their playing preferences. We believe the value of this demographic data will assist us in generating revenue from our portal.

Extend and enhance the value of the brand name

We believe that establishing a readily recognizable world-wide brand name is critical to attracting a larger player base and deriving additional revenue. We believe that our bingo.com website has inherent value as a brand name and we intend to aggressively expand our player base by promoting that name. We intend to pursue online and offline marketing strategies, promotional opportunities, and strategic alliances to make the Bingo.com website the leading entertainment destination for bingo on the Internet. Amongst the initiatives being considered are the exploration of co-branding opportunities with land-based bingo halls in the United Kingdom where our brand may be displayed in such land-based bingo halls in exchange for promotion of those halls on our website.  To date, we have not agreed with any land-based bingo halls to a co-branding agreement. Additionally, depending upon whether the regulatory framework in a particular jurisdiction permits its residents to play bingo for money, we would like to enter into strategic alliances with members of the non-profit sector to drive traffic from their websites to our website in exchange for a share of the profits generated by those players.  To date, we have not entered any strategic alliances agreements.

Marketing Strategy

Our goal is for the Bingo.com website to continue to be the most recognized and most visited bingo entertainment destination on the Internet. We intend to continue building an Internet community consisting of a dedicated and loyal user base that we believe will support our ability to generate both advertising and gaming revenues.

Advertising focused on promoting the Bingo.com website in the United Kingdom and in targeted international markets through affiliate programs, strategic partnerships, co-branding and other promotional activities with a variety of companies is under consideration. This strategy is intended to further develop the growing database of registered players.

We also use our database of registered users to send targeted emails and other advertisements in order to encourage our subscribers to play. We offer special promotions and other offerings that bring additional users to our site such as the use of our email list to promote special events.

Continue to enhance content

Registered players are provided with a variety of free and/or cash-based games (depending on the country from which the player accesses our Website), and other forms of entertainment such as chat, social networking, promotions and more. The free bingo games can be played for points, which are redeemable for prizes. We are able to create low-cost content through creative face-changes of the standard bingo games. These 'skins' can reflect themes, corporate interests or other targeted messages.

Need for Government Approval of Principal Products or Services and Effect of Existing or Probable Governmental Regulations on our Business

On September 30, 2006, the United States Senate passed the Unlawful Internet Gambling Enforcement Act 2006 ("UIGEA"), which was signed into law by President Bush, on October 13, 2006. The legislation aimed to prohibit the funding of illegal online gambling to United States citizens and residents. This law had a major effect on our business and industry. Effective October 12, 2006, in response to the UIGEA we sold our United States player database and related assets to an unrelated company.

The Company will also be subject to the new Gambling Law in the United Kingdom as we seek to enter that market. As a result, how we operate a broad spectrum of our business may be affected, including how and what we market and where our gaming licence and servers must be located. As we look to expand into other European markets, it is likely we will be subject to further local laws and regulations which may require other changes to how we operate our games and website.

Current anti-Internet gambling sentiment in the United States appears to be expanding to include taking action against "publisher" websites based in the United States.  Any website which accepts advertising from Internet gambling websites is potentially at risk.  In 2003, the United States government started a grand jury investigation, led by the United States attorney's office in St. Louis, to look into American companies working with offshore casinos.  In April 2004, United States marshals seized approximately $3 million in advertising proceeds paid by an offshore casino to Discovery Networks under an "aiding and abetting" legal theory.  Many of our advertisers will be affected by this bill and therefore the Company's revenue stream may be affected.

Due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted, covering issues such as user privacy, defamation, pricing, taxation, content regulation, quality of products and services, and intellectual property ownership and infringement.  Such legislation could expose the Company to substantial liability as well as dampen the growth in use of the Internet, decrease the acceptance of the Internet as a communications and commercial medium, or require the Company to incur significant expenses in complying with any new regulations.

The applicability to the Internet of existing laws governing issues such as gambling, property ownership, copyright, defamation, obscenity and personal privacy is uncertain.  The Company may be subject to claims that our services violate such laws.  Any new legislation or regulation in the United States, Canada or abroad or the application of existing laws and regulations to the Internet could damage our business.  In addition, because legislation and other regulations relating to online games vary by jurisdiction, from state to state and from country to country, it is difficult for us to ensure that our players are accessing our portal from a jurisdiction where it is legal to play our games.  We therefore, cannot ensure that we will not be subject to enforcement actions as a result of this uncertainty and difficulty in controlling access.

In addition, our business may be indirectly affected by our suppliers or customers who may be subject to such legislation.  Increased regulation of the Internet may decrease the growth in the use of the Internet or hamper the development of Internet commerce and online entertainment, which could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Costs and Effects of Compliance with Environmental Laws

Our company is in the business of developing and operating an entertainment and service based website designed to provide a variety of free bingo games and other forms of entertainment focused on the game of bingo.  We are not required to comply with any federal, state or local environmental laws.

Employees

As of March 31, 2007 and December 31, 2006, we had eleven full-time employees, not including temporary personnel, consultants, and independent contractors. We retain consultants to provide special expertise in developing strategy, marketing, software and technologies and outsource our development resources. We outsource our chat host monitors to a recognized chat host company. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

We are substantially dependent upon the continued services and performance of T. M. Williams, our President, Chief Executive Officer and Chairman of our Board. The loss of the services of this key individual would have a material adverse effect on our business, financial condition and results of operations. We do not carry any key man life insurance on Mr. Williams.

Sources and Availability of Raw Materials and Names of Principal Suppliers

Our principal suppliers are Navigata Communications Inc. and eCommerce Park N.V. which host our mail/advertising servers and web/gamer servers, respectively, and Aberrant Software Limited, the supplier of our gaming software and related reporting.

Dependence on or a Few Major Customers

The Company is not dependant on any single major player and receives its revenue from multiple players playing on our site.

Competitive Business Conditions and Our Competitive Position in Our Industry

During the year ended December 31, 2005, we suspended the majority of the sale of advertising and focused entirely on the gaming revenue component of the business.

We face competition primarily from other large bingo focused websites, e.g. Gala Bingo, Mecca Bingo, Bingomania, Cyberbingo, and St. Minver. We will continue to compete with these large sites as well as many other smaller offerings, and there can be no assurances that we will be successful in attracting users from these sites or generating new users from the overall bingo community that are not yet focused on playing bingo online.

 LEGAL PROCEEDINGS

We are not currently a party to any legal proceeding, other than the case listed below, and were not a party t any other legal proceeding during the quarter ended March 31, 2007 and the fiscal year ended December 31, 2006.  Other than the case listed below, management is currently not aware of any other legal proceedings proposed to be initiated against the Company.  However, from time to time, we may become subject to claims and litigation generally associated with any business venture.

On February 18, 2005, Campney & Murphy, a Partnership, who acted for the Company prior to their dissolution on or about August 31, 2003, filed a suit in the Supreme Court of British Columbia against the Company. The suit is related to non-payment of invoices of CAD$57,556.02, plus interest, for services rendered prior to August 17, 2001.

We have taken the position that the amount claimed constitutes an amount significantly in excess of the value of the work performed. We have additionally taken the position that Campney & Murphy negligently breached its duty to the Company by failing to advise the Company as to certain corporate filings required under British Columbia law, with the result that the Company was put to unnecessary expense and damages. The Company is therefore seeking a set-off of some or all of the amount of the invoices on these bases. We are currently in negotiations with Campney & Murphy with a view to settling the litigation. There is, however, no guarantee that the settlement negotiation will be successful and, if not, we will defend the action in the Supreme Court of British Columbia.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and officers are as follows:

Name	Age	Position
T.M. Williams	66	President, C.E.O. and Director
H. W. Bromley	37	C.F.O.

Our officers and directors will serve until the next annual meeting of the shareholders or until his/her death, resignation, retirement, removal, or disqualification, or until his/her successors have been elected.  Vacancies in the existing Board of Directors are filled by majority vote of the remaining directors.  Our officers serve at the will of the Board of Directors.  There are no direct family relationships between any executive officer and/or director.

Resumes

T.M. Williams

T. M. Williams has served as our President, Chief Executive Officer, Chairman and Director since August 20, 2001.  Since 1984, Mr. Williams has served as a principal of Tarpen Research Corporation, a private consulting firm, and since 1993, he has been an Adjunct Professor, Faculty of Commerce and Business Administration at the University of British Columbia.  From 1988 to 1991, he was President and Chief Executive Officer of Distinctive Software, Inc. in Vancouver, BC, and, upon the acquisition of that company by Electronic Arts Inc., North America's largest developer of entertainment software, he became President and Chief Executive Officer of Electronic Arts (Canada) Inc., where he continued until 1993. Since 1993, Mr. Williams is a director of YM Biosciences, Inc. (a biotechnology company), CellStop Systems, Inc. (a security manufacturing company) and several other private corporations.

 H.W. Bromley

H. W. Bromley, has served as our Chief Financial Officer since July 2002. From 2000 to 2001, Mr. Bromley was a Director and the Group Financial Officer for Agroceres & Co. Ltd. From 1995 - 1999, he was an employee of Ernst & Young working in South Africa and in the United States of America. Mr. Bromley has in addition worked for CitiBank, Unilever PLC and Gerrard. Mr. Bromley is also the Chief Financial Officer for CellStop Systems, Inc. (a security manufacturing company).  Mr. Bromley is a Chartered Accountant.

EXECUTIVE COMPENSATION

 The following table describes the compensation the Company paid to our Chief Executive Officer (the "Named Executive Officer").

 Summary Compensation Table

		Annual Compensation			Long-term Compensation
Name and Principal Position	Year	Fees	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options /	All Other Compensation
		$	$	$	$	SARs (#)	$
T.M. Williams -	2006	9,075	-	-	-	25,000	-
President and	2005	25,301	-	-	-	100,000	-
CEO (1)	2004	29,227	-	-	-	450,000	-

(1)  All of the compensation paid to the Named Executive Officer is paid to T.M. Williams (Row), Ltd. for the services of Mr. T. M. Williams.  See additional discussion under Employment Arrangements on page 26 of this prospectus.

 Option Grants in the Last Fiscal Year

During the quarter ended March 31, 2007, we granted Mr. Williams 100,000 stock options to purchase a total of 100,000 shares of our common stock at an exercise price of $0.33 per share until March 5, 2012. In addition, during the quarter ended March 31, 2007, we granted Mr. Bromley 175,000 stock options to purchase a total of 175,000 shares of our common stock at an exercise price of $0.33 per share until March 5, 2012.

During the fiscal year ended December 31, 2006, we granted to Mr. Williams, and Mr. Bromley stock options to purchase a total of 25,000 shares each of our common stock at an exercise price of $0.91 per share until June 13, 2011.  242,000 stock options were exercised by one of our executive officers during the fiscal year ended December 31, 2005, however the shares were only issued during the year ended December 31, 2006. 150,000 stock options were exercised by our executive officers during the fiscal year ended December 31, 2006.

Stock Option Plans

Our 1999 Stock Option Plan has a total of 1,895,000 shares of our common stock reserved for issuance upon exercises of options under the plan. As of March 31, 2007, options to purchase a total 992,000 shares remained outstanding at exercise prices ranging from $0.05 to $0.15 per share, of which 108,000 options were exercised during the year ended December 31, 2006. Options to purchase 795,000 shares remained available for future grant under the 1999 Stock Option Plan.

Our 2001 Stock Option Plan has a total of 5,424,726 shares of our common stock reserved for issuance upon exercises of options under the plan. As at March 31, 2007, there were a total of 3,325,000 stock options with exercise prices ranging from $0.05 to $0.33 per share issued, of which 109,150 options were exercised during the quarter ended March 31, 2007 and 498,400 options were exercised during the year ended December 31, 2006. In addition, 252,000 shares of exercised options, which were exercised during the year ended December 31, 2005, were issued during the year ended December 31, 2006. Options to purchase 2,158,726 shares remained available for future grant under the 2001 Stock Option Plan as at March 31, 2007.

During the year ended December 31, 2005, the Company's Board of Directors adopted the 2005 stock option plan. The plan was approved by the shareholders at the Annual general meeting held during the year ended December 31, 2005. The Company has reserved a total of 2,000,000 common shares for issuance under the 2005 stock option plan. As at March 31, 2007, there were a total of 1,865,942 stock options outstanding at an exercise price ranging between $0.27 and $0.91 per share. During the quarter ended March 31, 2007, 95,000 options expired unexercised. Options to purchase 127,808 shares remained available for future grant under the 2005 Stock Option Plan as at March 31, 2007.

Our Board of Directors administers the 1999 Stock Option Plan, the 2001 Stock Option Plan and the 2005 Stock Option Plan (collectively, the "Stock Option Plans"). Our Board is authorized to construe and interpret the provisions of the Stock Option Plans, to select employees, directors and consultants to whom options will be granted, to determine the terms and conditions of options and, with the consent of the grantee, to amend the terms of any outstanding options.

The 1999 stock option plan may be granted to employees and to such other persons who are not employees as determined by the 1999 stock option plan administrator (the "Administrator").  In determining the number of shares of our Common Stock subject to each option granted under the 1999 stock option plan, consideration is given to the present and potential contribution by such person to the success of the Company.  The exercise price is determined by the Administrator, provided that the exercise price for any covered employee (as that term is defined for the purposes of Section 162(m) (3) of the Internal Revenue Code of 1986 as amended (the "Code"), may not be less than the fair market value per share of the Common Stock at the date of grant by the Administrator.  Each option is for a term not in excess of ten years except in the case of the death of an optionee, in which case the option is exercisable for a maximum of twelve months thereafter, or in the case of an optionee ceasing to be a participant under the 1999 stock option plan for any reason other than cause or death, in which case the option is exercisable for a maximum of 30 days thereafter.  The 1999 stock option plan does not provide for the granting of financial assistance, whether by way of a loan, guarantee or otherwise, by us in connection with any purchase of shares of Common Stock from the Company.

The 2001 stock option plan provides for the granting to our employees of incentive stock options and the granting to our employees, directors and consultants of non-qualified stock options.

During the year ended December 31, 2005, the Company adopted the 2005 Stock Option Plan. The plan provides for the granting of stock options to the employees, directors, advisors and consultants of the Corporation to encourage proprietary interest in the Corporation, to encourage such employees to remain in the employ of the Corporation or such directors, advisors and consultants to remain in the service of the Corporation, and to attract new employees, directors, advisors and consultants with outstanding qualifications.

Our Board determines the terms and provisions of each option granted under the Stock Option Plans, including the exercise price, vesting schedule, repurchase provisions, rights of first refusal and form of payment.  In the case of incentive options, the exercise price cannot be less than 100% (or 110%, in the case of incentive options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any of our parent or subsidiary corporations) of the fair market value of our common stock on the date the option is granted.  The exercise price of non-qualified stock options shall not be less than 85% of the fair market value of our common stock.  The exercise price of options intended to qualify as performance-based compensation for purposes of Code Section 162(m) shall not be less than 100% of the fair market value of the stock.  The aggregate fair market value of the common stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

The term of options under the Stock Option Plans will be determined by our Board; however, the term of an incentive stock option may not be for more than ten years (or five years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any of our parent or subsidiary corporations).  Where the award agreement permits the exercise of an option for a period of time following the recipient's termination of service with us, disability or death, that option will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the option, whichever occurs first.

If a third party acquires the Company through the purchase of all or substantially all of our assets, a merger or other business combination, except as otherwise provided in an individual award agreement, all unexercised options will terminate unless assumed by the successor corporation.

Employment Agreements

We entered into a management consulting agreement with T.M. Williams (Row), Inc., an Anguilla incorporated company and Mr. Williams dated August 20, 2001, (the "Williams Agreement"), amended February 28, 2002, in connection with the provision of services by Mr. Williams as President and Chief Executive Officer of the Company.

The term of the amended Williams Agreement is for a period of one year, unless terminated sooner by any of the parties under the terms and conditions contained in the amended Williams Agreement. If the amended Williams Agreement is not terminated by any of the parties, the term may be renewed for a further one year period at the option of T.M. Williams (Row), Ltd., on substantially the same terms and conditions, by giving three months notice in writing to the Company. The agreement was renewed for a further one year period on August 1, 2006, on substantially the same terms and conditions. We will pay to T.M. Williams (Row), Ltd., 10% of the operating profit of the Company, as defined in the amendment, to a maximum of $25,000 per month, in arrears, during the duration of the amended Williams Agreement, as consideration for the provision of the services of Mr. Williams as President and Chief Executive Officer of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below lists the beneficial ownership of our voting securities by each person known by us to be the beneficial owner of more than 5% of our securities, as well as the securities beneficially owned by all our directors and officers.  Unless specifically indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent Of Class
Common	T. M. Williams Director 203 Shakespeare Tower The Barbican London, England, EC2Y 8DR	3,159,858 shares (1) Direct Ownership	8%
Common	H.W. Bromley Suite 301 499 Broughton Street Vancouver BC V6G 3K1 Canada	802,500 shares (2) Direct Ownership	2%
Common	All directors and Named Executive Officers as a group (2 persons)	3,962,358	10%
Common	Bingo, Inc. P.O. Box 727, Landsome Road The Valley, Anguilla, B.W.I.	12,896,831 shares (3) Director Ownership	31%
Common	Praetorian Capital Management LLC 119 Washington Avenue, Suite 600 Miami Beach, FL 33139 United States of America	8,650,000 Shares (4) Direct and indirect Ownership	28%

(1) Includes 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.05 per share, 150,000 shares of common stock that may be issued upon the exercise of 150,000 stock purchase options with an exercise price of $0.10 per share, 300,000 shares of common stock that may be issued upon the exercise of 300,000 stock purchase options with an exercise price of $0.15 per share, 100,000 shares of common stock that may be issued upon the exercise of 100,000 stock purchase options with an exercise price of $0.60 per share, 25,000 shares of common stock that may be issued upon the exercise of 25,000 stock purchase options with an exercise price of $0.91 per share and 100,000 shares of common stock that may be issued upon the exercise of 100,000 stock purchase options with an exercise price of $0.33 per share. Also includes 2,134,858 shares held directly by Mr. Williams and 200,000 shares of common stock that may be issued upon the exercise of 200,000 warrants with an exercise price of $0.35 per share.  Mr. Williams is the potential beneficiary of certain discretionary trusts that hold approximately 80% of the shares of a private holding company.  If 80% of the shares of common stock beneficially owned by the private holding company are included here, Mr. William's beneficial ownership changes to 12,707,323 shares, representing 40% of the Class.

(2)  Includes 55,000 shares of common stock that may be issued upon the exercise of 55,000 stock purchase options with an exercise price of $0.10 per share, 177,500 shares of common stock that may be issued upon the exercise of 177,500 stock purchase options with an exercise price of $0.15 per share, 100,000 shares of common stock that may be issued upon the exercise of 100,000 stock purchase options with an exercise price of $0.60 per share, 25,000 shares of common stock that may be issued upon the exercise of 25,000 stock purchase options with an exercise price of $0.91 per share and 175,000 shares of common stock that may be issued upon the exercise of 175,000 stock purchase options with an exercise price of $0.33 per share.  Also includes 270,000 shares held directly by Mr. Bromley.

(3)  Includes 12,896,831 shares held directly by Bingo, Inc., a private holding company.

(4)  Includes 3,000,000 shares held directly by Praetorian Capital Management LLC a private company and 5,600,000 held by a subsidiary of Praetorian Capital Management LLC. In addition, a subsidiary of Praetorian Capital Management LLC holds 2,800,000 warrants which may be exercised into 2,800,000 shares of the Company at $0.35 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have received a loan of $1,457 (2005 - $9,403) from a current director and officer at December 31, 2006. This loan has no fixed repayment terms and is non-interest bearing. The proceeds of this loan have been used by us to fund ongoing working capital requirements. This loan was repaid during the quarter ended March 31, 2007.

In addition we have a liability for $2,351 as at March 31, 2007, and $2,163 as at December 31, 2006 (December 31, 2005 - $52,946) to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by a current director and officer of the Company.

Payments made to Bingo, Inc. in relation to the domain name purchase payment totaled $252 during the quarter ended March 31, 2007, and $101,659 during the year ended December 31, 2006. (December 31, 2005 - $79,260).

The Company supplied administration services of $606 during the quarter ended March 31, 2007, and $3,281 during the year ended December 31, 2007. (December 31, 2005 - $9,903) to a company whose director is a current director and officer of our Company. In addition, the Company incurred administrative expenses in connection with this related company and as at March 31, 2007, there was a receivable balance of $19,274 (December 31, 2006 - $12,808 and December 31, 2005 - $32,303).

A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of an unlimited number of common stock without par value.

The following description of our capital stock discloses all material information relating to our common stock.  The description is subject to and qualified in its entirety by our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Anguillan law.

Common Stock

As of July 12, 2007, there were 33,971,203 shares of common stock issued and outstanding that were held by approximately 2,281 shareholders of record.

All shares of common stock have equal voting rights and are entitled to one vote per share in all matters to be voted upon by shareholders.  Our shares have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares.  Cumulative voting in the election of directors is not permitted, which means that the holders of a majority of our issued shares represented at any meeting where a quorum is present will be able to elect the entire Board of Directors. In that event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution of preferred amounts.  All shares of our common stock issued and outstanding are fully paid and non-assessable.  Holders of stock are entitled to share pro rata in dividends and distributions with respect to the common stock out of funds legally available for that purpose.

As of July 12, 2007, there were 3,000,000 outstanding warrants to purchase 3,000,000 shares of common stock at $0.35 per share.  In addition, options to purchase 4,585,742 shares of common stock at prices ranging from $0.05 to $0.91 were outstanding under our corporate stock option plan.  6,000,000 of our shares owned by existing shareholders are being registered under this registration statement.  An additional 3,000,000 shares issuable upon exercise of outstanding warrants are also being registered.  These shares will become free trading if this registration statement becomes effective.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements as of December 31, 2006, included in this prospectus and in the registration statement have been audited by Dohan and Company, P.A., C.P.A.'s, as stated in its report, appearing in this prospectus and in the registration statement and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

Our financial statements as of March 31, 2007, included in this prospectus and in the registration statement are unaudited.

No other expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operation contains "forward looking statements."  Actual results may materially differ from those projected in the forward looking statements as a result of certain risks and uncertainties set forth in this report.  Although management believes that the assumptions made and expectations reflected in the forward looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be materially different from the expectations expressed in this Annual Report.  The following discussion should be read in conjunction with the audited Consolidated Financial Statements and related Notes thereto included in Item 7 with the Risk Factors section of Item 1, and with the Special Note regarding forward-looking statements included elsewhere in this report.

Overview

We are in the business of developing and operating a bingo based web portal designed to provide a variety of Internet based games played by individuals plus other forms of entertainment, including an online community, chat rooms, contests, sweepstakes, tournaments, and more. We have focused our website around our core competency of bingo and related soft games but have also included other forms of entertainment which are appreciated by our demographic. Using our bingo.com domain name and incorporating a variety of games and content to attract and retain a large number of subscribers, we have built one of the leading bingo-based portals on the Internet. Our website has attracted millions of visitors of which over 1,700,000 have gone through a detailed sign-up process and become registered users. The levels of Internet traffic have a direct impact on our revenues as, generally, the greater the Internet traffic, the greater the amount of gaming or advertising revenue received.

We generate revenue from players depositing funds into their account on our website and then playing games for money. An additional source of revenue comes from selling advertising on our portal to other companies who wish to advertise their products to our user demographic. We obtained a gaming license and commenced gaming operations from Curacao, Netherlands Antilles in May 2005.

Our website provides players the ability to purchase bingo cards online for cash, with the winner of each bingo game winning a percentage of the total cards purchased for that particular bingo game. In addition, we provide entertainment content to our players in the form of either free-to-play, or pay-to play multiplayer theme bingo games, such as Astrology Bingo, Cupid Bingo, and the like, as well as online video poker, sweepstakes and slot machines. We also offer our players other forms of entertainment such as chat rooms and member profiles.

We intend to continue to build on the success of the existing business by offering a greater depth and variety of content that we expect will hold existing subscribers as well as attract new subscribers and allow us to generate more revenue.

We have made a significant investment in the development of our website, purchase of domain name, branding, marketing, and maintaining operations.  As a result we have incurred significant losses since inception, and as of March 31, 2007, had an accumulated deficit of $10,003,387.

On September 30, 2006, the United States Senate passed the Unlawful Internet Gambling Enforcement Act 2006 ("UIGEA"), which was signed into law by President Bush, on October 13, 2006. The legislation aimed to prohibit the funding of illegal online gambling to United States citizens and residents. Effective October 12, 2006, in response to the UIGEA we sold our United States player database and related assets to an unrelated company. The asset disposition includes the registered online gaming players, the gaming servers, and the complete database of real money players. The asset disposition price is $1,200,050 payable at a variable rate over the coming months.

We launched the United Kingdom focused website during the second quarter of 2007.

Critical Accounting Policies

The following discussion of critical accounting policies is intended to supplement the Summary of Significant Accounting Policies presented as Note 2 to our 2006 audited consolidated financial statements presented elsewhere in this report.  Note 2 summarize the accounting policies and methods used in the preparation of our consolidated financial statements. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The policies discussed below were selected because they require the more significant judgments and estimates in the preparation and presentation of our financial statements. On an on-going basis, we evaluate these estimates, including those related to impairment or disposal of long-lived assets, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be both those most important to the portrayal of our financial condition and require the most subjective judgment:

- Revenue recognition;

- Impairment of long-lived assets and long-lived assets to be disposed of;

Revenue Recognition

The Company generates the majority of its revenue from gaming revenue. Gaming revenues have been recognized on the basis of total dollars wagered on all games less all winnings payable to players.

Advertising revenues have been recognized as the advertising campaign or impressions and clicks are made on the website and when collection of the amounts are reasonably assured. Cash received in advance of the advertising campaigns or impressions and clicks are recorded under unearned revenue.

Impairment of Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets". As of March 31, 2007, the only long-lived assets reported on the Company's consolidated balance sheet are equipment, intangible assets and domain name rights.  These provisions require that long-lived assets and certain identifiable recorded intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

Sources of Revenue and Revenue Recognition

We generate our revenue from providing Internet games for money and from the sale of advertising on our website. For the gaming revenue, we recognize revenue on the basis of total dollars wagered on all games less all winnings payable to players. For advertising revenue, we recognize as revenues the amount paid to us upon the delivery and fulfillment of advertising in the form of banner and button ads, email, rich media and newsletters, provided that the collection of the resulting receivable is probable.

Results of Operations
Quarter Ended March 31, 2007 and 2006

            Revenue

Total revenue decreased to $6,300 for the quarter ended March 31, 2007, a decrease from revenue of $710,011 for the same period in the prior year and a decrease from revenue of $103,630 in the fourth quarter of 2006. Effective October 12, 2006, in response to the United States Unlawful Internet Gambling Enforcement Act of 2006 we sold our US players and related assets to an unrelated company. We had no Gaming Revenue in the quarter ended March 31, 2007, compared to Gaming Revenue of $593,965 in the first quarter of 2006 and $94,780 in the fourth quarter of 2006 for this reason.  We earned advertising revenue of $6,300 in the quarter ended March 31, 2007, a decrease from advertising revenue of $116,046 in the first quarter of 2006 and a decrease of 29% from advertising revenue of $8,850 in the fourth quarter of 2006.  This decrease is due to Management's decision, in the first quarter of 2006, to suspend the sale of advertising available to third parties in order to increase the traffic to our own cash bingo Website.

Cost of revenue

We recorded cost of revenue of $30,330 during the quarter ended March 31, 2007, a decrease compared to costs of $209,319 for the same period in the prior year and a decrease of 18% over costs of $37,072 in the fourth quarter of 2006.  The gross margin decreased for the quarter ended March 31, 2007, compared to 71% gross margin in the first quarter of 2006 and 64% gross margin in the fourth quarter of 2006. Cost of revenue consists of commissions paid on the sale of advertising, the cost of hosting the website, payment processing fees in relation to deposits from our players, software license fees, and the domain name purchase payments. The decrease in cost of revenue, compared to the first and fourth quarter of 2006, is due to the sale of our US players during the fourth quarter of 2006.

            Sales and marketing expenses

Sales and marketing expenses decreased to $61,126 for the quarter ended March 31, 2007, a decrease of 69% over expenses of $199,190 in the first quarter of 2006 and a decrease of 46% from expenses of $112,368 in the fourth quarter of 2006. Sales and marketing expenses include principally costs for marketing, prizes for our players and bonuses and incentives offered to gaming players. This decrease for the quarter ended March 31, 2007, compared to the first and fourth quarter of 2006 is due to the sale of our US players during the fourth quarter of 2006 and therefore a reduction in bonuses and incentives offered to gaming players.

We expect to continue to incur sales and marketing expenses to increase traffic, especially with the launch of our website in the United Kingdom and deposits to our web portal. These costs will include bonuses and incentives, commissions, salaries, advertising, and other promotional expenses intended to increase our subscriber base and improve gaming revenue. There can be no assurances that these expenditures will result in increased traffic or significant additional revenue.

            General and administrative expenses

General and administrative expenses consist primarily of premises costs for our office, legal and professional fees, and other general corporate and office expenses.  General and administrative expenses increased to $97,340 for the first quarter of 2007, an increase of 4% from costs of $93,254 for the same period last year and a decrease of 3% from costs of $100,736 in the fourth quarter of 2006. The increase in general and administrative expenses compared to the first quarter of 2006, is due to legal advice on the entry into the United Kingdom and legal advise for the private placement. The decrease compared to the fourth quarter of 2006, is due to recruitment expenses incurred in the fourth quarter of 2006.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that we will be able to generate sufficient revenue to cover these expenses.

Salaries, wages, consultants and benefits

Salaries, wages, consultants and benefits decreased to $168,917 for the quarter ended March 31, 2007, a decrease of 11% compared to salaries, wages, consultants and benefits of $188,916 in the first quarter of 2006 and an increase of 15% over salaries, wages, consultants and benefits of $147,419 in the fourth quarter of 2006. This decrease compared to the first quarter of 2006, is due to the decrease in bonuses paid due to the reduction in profitability. The increase in salaries, wages, consultants and benefits compared to the fourth quarter of fiscal 2006 is due to additional staff and regular increases in the rates of pay.

Depreciation and amortization

Depreciation and amortization includes depreciation on our equipment and amortization of the intangible asset relating to the email list.  Equipment is depreciated using the declining balance method over the useful lives of the assets, ranging from three to five years. Depreciation and amortization increased to $13,919 during the quarter ended March 31, 2007, an increase of 35% over costs of $10,340 during the same quarter in the prior year and a decrease of 23% from costs of $18,054 in the fourth quarter of 2006.  The changes in depreciation and amortization can be explained due to the acquisition of equipment, especially computers and servers, to enable us to run the expanded business.

Stock based Compensation

During the year ended December 31, 2006, the Company adopted SFAS No. 123R (revised 2004) Share-Based Payments, which requires us to expense stock options granted. Stock based compensation increased to $30,087 during the quarter ended March 31, 2007, an increase of 31% over stock based compensation of $22,934 during the same quarter in the prior year and a decrease from stock based compensation of $30,172 in the fourth quarter of 2006. The increase in stock based compensation is due to additional stock options granted during fiscal 2006.

Profit on sale of US Gaming players

Effective October 12, 2006, the Company, in response to the United States Unlawful Internet Gambling Enforcement Act, sold its United States players and related assets for $1,200,050, to an arms length third party payable by the purchaser at a variable rate over the coming months. We recognize the profit from the sale of these assets as and when payment is received. During the quarter ended March 31, 2007, we collected $40,000 of the $1,200,050 due, compared to payments received of $180,000 in the fourth quarter of 2006.

            Net (loss) income and (loss) income per share

Net loss for the three months ended March 31, 2007, amounted to $328,967, a loss of $0.01 per share, compared to a net income of $18,594 or $0.00 per share for the same period in 2006 and compared to a net loss of $336,727 or $0.01 per share in the fourth quarter of 2006. This decrease is due to the decrease in revenue as a result of the sale of the US gaming players.

Years Ended December 31, 2006 and 2005

            Revenue

Total Revenue increased to $2,543,461 for the year ended December 31, 2006, an increase of 28% over revenue of $1,981,061 for the same period in the prior year. Gaming revenue increased to $2,393,765 for the year ended December 31, 2006, an increase of 303% over gaming revenue of $594,582 for the same period in the prior year. During the year ended December 31, 2005, we introduced traditional bingo for cash to our players. Effective October 12, 2006, in response to the United States Unlawful Internet Gambling Enforcement Act of 2006 we sold our US players and related assets to an unrelated company. Advertising Revenue decreased to $149,696 for the year ended December 31, 2006, a decrease of 89% over revenue of $1,386,479 for the same period in the prior year.  During the first quarter of fiscal 2006, the Company suspended the sale of advertising available to third parties in order to increase the number of players on our cash games, thereby increasing gaming revenue.

            Cost of revenue

We recorded cost of revenue of $842,724 during the year ended December 31, 2006, an increase of $357,305 or 74% compared to costs of $485,419 for the same period in the prior year. The gross margin reduced to 67% in 2006 from 75% in 2005.

Cost of revenue consists of commissions paid on the sale of advertising, the cost of hosting the website, payment processing fees in relation to deposits from our players, software license fees, and the domain name purchase payments. The cost of producing gaming revenue is higher than the cost of producing advertising revenue. We did not provide gaming for money to our players until May 2005. This increase in the cost of revenue in 2006 is due to providing gaming for the entire year and the increase in the number of players during the year.

            Sales and marketing expenses

Sales and marketing expenses increased to $895,838 for the year ended December 31, 2006, an increase of $466,583 over fiscal 2005 selling and marketing expenses of $429,255. Sales and marketing expenses include principally costs for marketing, prizes for our players and bonuses and incentives offered to gaming players. This increase in sales and marketing expenses in fiscal 2006 is due to the increase in the number of players on our site, especially bonuses and incentives offered to players and greater marketing of the website.

We expect to continue to incur sales and marketing expenses to increase traffic, especially with the launch of the United Kingdom website and deposits to our web portal. These costs will include bonuses and incentives, commissions, salaries, advertising, and other promotional expenses intended to increase our subscriber base and improve gaming revenue. There can be no assurances that these expenditures will result in increased traffic or significant additional revenue.

            General and administrative expenses

General and administrative expenses consist primarily of premises costs for our office, legal and professional fees, and other general corporate and office expenses. General and administrative expenses increased to $423,176 for the year ended December 31, 2006, a slight increase over costs of $421,162 for the previous year. General and administrative expenses have increased in comparison to the prior year due to the expenses incurred in operating the expanded web site. This increase in costs is offset by a decrease in legal expenses on legal advise on merging the Company with its subsidiary in Anguilla, British West Indies, and the filing of the Form S-4 with the Securities Exchange Commission during the year ended December 31, 2005.

We expect to continue to incur general and administrative expenses to support the business, and there can be no assurances that we will be able to generate sufficient revenue to cover these expenses.

Salaries, wages, consultants and benefits

Salaries, wages, consultants and benefits increased to $667,122 during the year ended December 31, 2006, an increase of 25% over costs of $532,654 for the previous year. This increase is due to the employment of additional staff to handle the expanded operations.

Depreciation and amortization

Depreciation and amortization includes depreciation of our equipment, as well as amortization of intangible asset relating to the email list. Equipment is depreciated using the declining balance method over the useful lives of the assets, ranging from three to five years.  Depreciation increased to $62,003 during the year ended December 31, 2006, an increase of 35% over depreciation of $45,942 during the prior year. This increase in depreciation is due to acquisitions of equipment, especially servers, to enable us to run the expanded business.

Stock based Compensation

During the year ended December 31, 2006, the Company adopted SFAS No. 123R (revised 2004) Share-Based Payments, which requires us to expense stock options granted. The Company incurred stock option expense of $113,450 during the year ended December 31, 2006.

            Provision for doubtful accounts

The Company has provided $206,241 for doubtful accounts. These doubtful accounts relate, mostly, to funds deposited at the First Curacao International Bank, which has suspended trading and has been placed under the control of the Central Bank of Curacao by the Court of the Netherlands Antilles. We have submitted all documents required by the Central Bank of Curacao to release our funds but, due to the uncertainty of collection, we have provided for these funds in full. In addition, we have provided for the possible inability to collect funds, held with certain payment processors, which have retained these funds in response to the passing of the United States Unlawful Internet Gambling Enforcement Act.

Profit on sale of US Gaming players

Effective October 12, 2006, the Company, in response to the United States Unlawful Internet Gambling Enforcement Act, sold its United States players and related assets for $1,200,050, to an arms length third party payable by the purchaser at a variable rate over the coming months. We recognize the profit from the sale of these assets as and when payment is received. During the year ended December 31, 2006, we collected $180,000 of the $1,200,050 due.

Other income and expenses

During the year ended December 31, 2006, we made gains of $158,574 (2005 - $60,482) from the settlement of debts with creditors.

During the year ended December 31, 2006, we incurred foreign exchange losses of $7,334 compared to foreign exchange losses of $25,296 in the prior year. These losses are due to balances held in Canadian dollars, which were affected by the weakness of the US Dollar in relation to the Canadian Dollar.

During the year ended December 31, 2006, we received interest income of $17,171, an increase of 36% compared to interest income of $12,662 in the prior year. The interest income is received from bank term deposits from investing the cash raised in the private placement during the year ended December 31, 2005.

During the year ended December 31, 2006, we received other income of $10,953, an increase of 11% compared to other income of $9,903 in the prior year. This other income is received from administration services offered to a company whose director is a current director of our Company.

            Income taxes

No income taxes were payable in 2006 or in 2005, as a result of the operating losses recorded in previous years. During the year ended December 31, 2005, the Bingo.com, Inc. merged with its subsidiary Bingo.com, Ltd. in Anguilla, British West Indies. Anguilla is a zero tax jurisdiction and therefore accordingly, we have not booked an income tax benefit at December 31, 2006 and 2005. All losses incurred can be carried forward for seven years for Canadian income tax purposes.

            Net (loss) / income and (loss) / income per share

We ended the year with a net loss of ($313,836), a basic and diluted loss per share of ($0.01), compared to prior year's net income and income per share of $120,790 and $0.00, respectively. This increase in losses is primarily due to the provision for the uncertainty of collecting our funds held in First Curacao International Bank and certain payment processors and the expensing of stock options granted in accordance with SFAS No. 123R (revised 2004) Share-Based Payments.

            Merger

During the year ended December 31, 2005, Bingo.com, Inc. completed a merger with its wholly- owned subsidiary Bingo.com, Ltd. All of the outstanding common shares of Bingo.com, Ltd. were registered by Bingo.com, Inc. and Bingo.com, Ltd. under an S-4 registration statement dated March 3, 2005.  The Form S-4 registration statement became effective on March 8, 2005. The principal reason for Bingo.com, Inc.'s merger with its subsidiary Bingo.com, Ltd. was to facilitate Bingo.com, Inc.'s reincorporation under the International Business Companies Act of Anguilla, B.W.I. Effective Thursday, April 7, 2005, the shares of Bingo.com, Ltd. began trading under the new ticker symbol "BNGOF".

The merger was accounted for as a reverse merger transaction, with Bingo.com Ltd. being the surviving Company for financial reporting purposes.  As a result the consolidated financial statements will be issued under the name of Bingo.com Ltd., but are considered a continuation of the consolidated financial statements of Bingo.com, Inc. and therefore the assets and liabilities are recorded in Bingo.com Ltd. financial statements at their historical value.

Liquidity and Capital Resources

We had cash of $1,708,159 and working capital of $1,689,192 at March 31, 2007.  This compares to cash of $521,203 and working capital of $475,824 at December 31, 2006 and cash of $1,071,088 and positive working capital of $581,855 at December 31, 2005.

During the quarter ended March 31, 2007, we used cash of ($357,213) from operating activities compared to using cash of ($30,513) in the same period in the prior year. During the year ended December 31, 2006, we used cash of $582,033 in operating activities compared to using cash of $51,722 in the prior year. The increase in cash outflow from operating activities in 2006 is due to reduced profitability especially due to the Companies response to the United States Unlawful Internet Gambling Enforcement Act, whereby we sold our United States players and related assets.

Net cash generated by financing activities was $1,508,401 in the quarter ended March 31, 2007, which compares to cash generated of $1,473 in first quarter of fiscal 2006. Net cash generated by financing activities was $139,500 in the year ended December 31, 2006, which compares to cash generated of $1,063,544 in 2005. This decrease in cash generated is due to the cash raised in the private placement during the year ended December 31, 2005. The cash generated in the year ended December 31, 2006, relates to the exercise of employee stock options by the staff.

We provided cash of $35,768 in investing activities during the quarter ended March 31, 2007, compared to using cash of $44,352 in the first quarter of the prior year. We provided cash of $72,648 in investing activities during the year ended December 31, 2006, compared to using cash of $14,766 in the prior year. This increase in cash provided in investing activities, was the sale of our United States players and related assets. This is offset by the acquisition of equipment to expand the business.

Our future capital requirements will depend on a number of factors, including costs associated with development of our Web portal, the success and acceptance of gaming operations and the possible acquisition of complementary businesses, products and technologies.

During the quarter ended March 31, 2007, we completed a private placement offering of 6 million units at $0.25 per unit.  Total proceeds of the offering are $1.5 million.  Each unit consists of one common share and one half common share purchase warrant.  Each whole warrant is exercisable into one additional common share for a period of two years at an exercise price of $0.35 per share.  The warrants are non-transferable.

Audit Committee

Our audit committee is the Board of Directors. The audit committee meets regularly throughout the year and met with the independent auditors on March 30, 2007, and approved the financials statements for the year ended December 31, 2006.

Quantitative and Quantitative Disclosures About Market Risk

As of December 31, 2006, the Company had not entered into or acquired financial instruments that have material market risk.  The Company has no financial instruments for trading purposes, or derivative or other financial instruments with off balance sheet risk.  All financial liabilities are due within the next twelve months and are classified as current liabilities in the consolidated balance sheet included in this prospectus.

The Company is exposed to foreign currency exchange risk due to the fact that the Company has operations in Canada and the United Kingdom.  To date, the Company has not entered into foreign currency contracts to hedge against foreign currency risks between the Canadian dollar, British Pound Sterling or other foreign currencies and our reporting currency, the United States dollar.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the National Association of Securities Dealers OTC Bulletin Board (the "OTCBB") under the symbol "BNGOF".

On March 19, 1997, the Company's common stock was approved for trading on the OTCBB under the symbol "PGLB".  In January 1999, when we changed our name to Bingo.com, Inc., our OTCBB symbol was changed to "BIGG".  On July 26, 1999, we changed our trading symbol from "BIGG" to "BIGR".  On April 6, 2005, Bingo.com, Inc. effected a merger with Bingo.com, Ltd. and as a result of the merger, our OTCBB symbol was changed to "BNGOF".  There were no trades of our securities on the OTCBB prior to the first quarter 1999.  The bid quotations set forth below, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not reflect actual transactions.

Quarter Ended	High	Low
March 31, 2007	$0.52	$0.26
December 31, 2006	$0.77	$0.26
September 30, 2006	$0.97	$0.75
June 30, 2006	$0.97	$0.70
March 31, 2006	$0.95	$0.58
December 31, 2005	$0.80	$0.53
September 30, 2005	$0.90	$0.47
June 30, 2005	$1.65	$0.61
March 31, 2005	$1.10	$0.40
December 31, 2004	$0.66	$0.16
September 30, 2004	$0.20	$0.07
June 30, 2004	$0.18	$0.08
March 31, 2004	$0.11	$0.04

On July 12, 2007, the last reported sale price of our common stock, as reported by the OTCBB, was $0.30 per share.

As of July 12, 2007, the Company believes there are approximately 2,281 shareholders (including nominees and brokers holding street accounts) of the Company's shares of common stock.

Other than described above, the Company's shares of common stock are not and have not been listed or quoted on any other exchange or quotation system.

Dividends

We do not expect to pay a dividend on our common stock in the foreseeable future.  The payment of dividends on our common stock is within the discretion of our board of directors.

Transfer Agent

Our transfer agent is Interwest Transfer Co. Inc., 1981 East, 4800 South, Suite 100, Salt Lake City, Utah  84117.

INDEPENDENT PUBLIC ACCOUNTANTS

Our audited financial statements for the year ended December 31, 2006, and the related statements of loss and deficit, shareholders deficiency and cash flows appearing in this prospectus, have been included herein in reliance on the report of Dohan and Company, P.A., CPA's, given on the authority of said firm as experts in accounting and auditing.

 FINANCIAL STATEMENTS

 The following audited financial statements for year ended December 31, 2006 and the unaudited financial statements for the quarter ended March 31, 2007, are included as part of this Registration Statement.

BINGO.COM, LTD.

(Formerly Bingo.com, Inc.)

Consolidated Financial Statements

Years ended December 31, 2006 and 2005

Dohan and Company                                                 7700 North Kendall Drive, #200

Certified Public Accountants                                     Miami, Florida 33156-7578

A Professional Association                                        Telephone       (305) 274-1366

                                                                                    Facsimile         (305) 274-1368

                                                                                    Email               info@uscpa.com

                                                                                    Internet           www.uspca.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Bingo.com, Ltd. and Subsidiaries

The Valley, Anguilla, B.W.I.

We have audited the accompanying consolidated balance sheets of Bingo.com, Ltd. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders equity (deficit) and cash flows for the years then ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bingo.com, Ltd. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Dohan and Company, CPA's

Miami, Florida

March 8, 2007

BINGO.COM, LTD.

Consolidated Balance Sheets

December 31,	2006	2005
Assets
Current assets:
Cash	$521,203	$1,071,088
Accounts receivable, less allowance for doubtful accounts $206,241 (2005 $nil) (Note 4)	218,876	166,540
Inventory	-	559
Prepaid expenses	168,864	102,040
Total Current Assets	908,943	1,340,227

Equipment, net (Note 5)	145,402	96,273

Other assets	30,287	17,310

Domain name rights and intangible assets (Note 6)	1,274,955	1,284,842

Deferred tax asset, less valuation allowance of $976,167 (2005 - $1,004,060) (Note 9)	-	-

Total Assets	$2,359,587	$2,738,652

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$359,806	$487,226
Accrued liabilities	56,936	64,657
Accounts payable and accrued liabilities - related party (Note 10)	16,377	71,237
Unearned revenue	-	135,252
Total Current Liabilities	433,119	758,372

Long-term loan payable - related party (Note 10)	1,457	9,403

Total Liabilities	434,576	767,775

Commitments (Note 8)

Stockholders' equity (Note 7):
Common stock, no par value, unlimited shares authorized, 27,640,553 shares issued and outstanding (December 31, 2005 - 26,775,903)	11,574,851	11,284,281
Stock options exercised - subscription shares	-	22,600
Accumulated deficit	(9,674,420)	(9,360,584)
Accumulated other comprehensive loss: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity	1,925,011	1,970,877

Total Liabilities and Stockholders Equity	$2,359,587	$2,738,652

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Consolidated Statements of Operations

Years ended December 31,	2006	2005

Advertising revenue	$149,696	$1,386,479
Gaming revenue	2,393,765	594,582
Total revenue	2,543,461	1,981,061

Cost of producing revenue	842,724	485,419

Gross profit	1,700,737	1,495,642

Operating expenses:
Depreciation and amortization	62,003	45,942
General and administrative	423,176	421,162
Provision for doubtful accounts	206,241	-
Salaries, wages, consultants and benefits	667,122	532,654
Stock based compensation	113,450	-
Selling and marketing	895,838	429,255
Total operating expenses	2,367,830	1,429,013

(Loss) income before other income (expense) and taxes	(667,093)	66,629

Other income (expense):
Foreign exchange losses	(7,334)	(25,296)
Gain on settlement of debt	158,574	60,482
Loss on disposal of equipment	(6,107)	(1,372)
Interest expense	-	(2,218)
Interest income	17,171	12,662
Other income	10,953	9,903
Profit from sale of US players and related assets (Note 3)	180,000	-

(Loss) income before income taxes	(313,836)	120,790

Income tax expense	-	-

Net (loss) income	$(313,836)	$120,790

Net (loss) income per common share, basic and diluted (Note 2)	$(0.01)	$0.00

Weighted average common shares outstanding, basic (Note 2)	27,275,700	26,066,441
Weighted average common shares outstanding, diluted (Note 2)	27,275,700	29,447,967

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Consolidated Statements of Stockholders' Equity (Deficit)

Years ended December 31, 2006 and 2005

	Common stock				Accumulated Other Comprehensive loss
	Shares	Amount	Subscription shares	Accumulated (Deficit)	Foreign currency translation adjustment	Total Stockholders' Equity
Balance, December 31, 2004	24,399,086	$ 10,095,698	-	$ (9,481,374)	$ 24,580	$ 638,904

Exercise of stock options	457,150	38,833	-	-	-	38,833

Private placement	1,339,667	1,004,750	-	-	-	1,004,750

Exercise of warrant "B"	580,000	145,000	-	-	-	145,000

Exercise of stock options - subscription shares	-		22,600			22,600

Net Income	-	-		120,790		120,790
Balance, December 31, 2005	26,775,903	$ 11,284,281	22,600	$ (9,360,584)	$ 24,580	$ 1,970,877

Issuance of shares - subscription shares	252,000	22,600	(22,600)	-	-	-

Exercise of stock options	612,650	147,446	-	-	-	147,446

Stock-based compensation	-	113,450	-	-	-	113,450

Issuance of consultant stock options	-	7,074	-	-	-	7,074

Net loss	-	-	-	(313,836)	-	(313,836)
Balance, December 31, 2006	27,640,553	$ 11,574,851	$ -	$ (9,674,420)	$ 24,580	$1,925,011

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Consolidated Statements of Cash Flows

Years ended December 31,	2006	2005
Cash flows from operating activities:
Net (loss) income	$(313,836)	$120,790
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	62,003	45,942
Gain on settlement of debt	(158,574)	(60,482)
Loss on disposal of equipment	6,107	1,372
Stock-based compensation	113,450	-
Issuance of consultant stock option	7,074	-
Provision for doubtful accounts	206,241	-
Profit from the sale of US players and related assets	(180,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(258,577)	(109,952)
Prepaid expenses	(66,824)	(82,957)
Inventory	559	305
Other assets	(12,977)	(9,651)
Accounts payable and accrued liabilities	(31,427)	23,159
Unearned revenue	(135,252)	19,752
Net cash used in operating activities	(762,033)	(51,722)

Cash flows from investing activities:
Acquisition of equipment	(115,859)	(14,976)
Proceeds from sale of US players and related assets	180,000	-
Proceeds on disposal of equipment	8,507	210
Net cash provided by investing activities	72,648	(14,766)

Cash flows from financing activities:
Exercise of warrant "B"	-	145,000
Exercise of stock options	147,446	38,833
Exercise of stock options - subscription shares	-	22,600
Private placement	-	1,004,750
Repayment of loans and notes payable	(7,946)	(147,639)
Net cash provided by financing activities	139,500	1,063,544

Change in cash	(549,885)	997,056

Cash, beginning of year	1,071,088	74,032
Cash, end of year	$521,203	$1,071,088

Supplementary information:
Interest paid	$-	$2,218
Income taxes paid	$-	$-

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

1.      Introduction:

      Nature of business

Bingo.com, Ltd. (the "Company") was incorporated on January 12, 1987, under the laws of the State of Florida as Progressive General Lumber Corp. On January 22, 1999, the Company changed its name to Bingo.com, Inc. On April 7, 2005, Bingo.com, Inc. completed a merger with its wholly- owned subsidiary Bingo.com, Ltd. The surviving corporation of the merger is Bingo.com, Ltd. which is domiciled in Anguilla, British West Indies.  All of the outstanding common shares of Bingo.com, Ltd. were registered by Bingo.com, Inc. and Bingo.com, Ltd. under an S-4 registration statement dated March 3, 2005.  The S-4 registration statement became effective on March 8, 2005. The principal reason for Bingo.com, Inc.'s merger with its subsidiary Bingo.com, Ltd. was to facilitate Bingo.com, Inc.'s reincorporation under the International Business Companies Act of Anguilla, B.W.I. Anguilla, B.W.I. is a corporate tax- free jurisdiction.  Effective Thursday, April 7, 2005, the shares of Bingo.com, Ltd. began trading under the new ticker symbol "BNGOF".

The Company is in the business of providing games and entertainment based on the game of bingo through its internet portal, www.bingo.com and earns revenue from selling advertising and providing games of chance to its registered subscribers.

2.    Summary of significant accounting policies:

(a)     Basis of presentation:

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The financial statements include the accounts of the Company's wholly-owned subsidiaries, English Bay Office Management Limited (registered in Canada), Bingo.com N.V. (registered in Curacao, Netherlands Antilles), Bingo.com (Antigua) Inc., Bingo.com (Wyoming) Inc., Bingo Acquisition Corp and the 99% owned subsidiary, Bingo.com (UK) plc. (registered in the Untied Kingdom) All material intercompany balances and transactions have been eliminated in the consolidated financial statements.

(b)    Use of estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles of the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and recognized revenues and expenses for the reporting periods.  Significant areas requiring the use of estimates include the valuation of long-lived assets, the collectibility of accounts receivable and the valuation of deferred tax assets.  Actual results may differ significantly from these estimates.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

2.   Summary of significant accounting policies (Continued)

(c)   Revenue recognition:

Gaming revenues have been recognized on the basis of total dollars wagered on all games less all winnings payable to players.

Advertising revenues have been recognized as the advertising campaign or impressions and clicks are made on the website and when collection of the amounts are reasonably assured. Cash received in advance of the advertising campaigns or impressions and clicks are recorded under unearned revenue.

(d)   Foreign currency:

The consolidated financial statements are presented in United States dollars, the functional currency of the Company. The Company accounts for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation" ("SFAS 52"). Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at the transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date.

Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

(e)   Accounts receivable:

Trade and other accounts receivable are reported at face value less any provisions for uncollectible accounts considered necessary. Accounts receivable includes receivables from payment processors and trade receivables from customers. The Company estimates doubtful accounts on an item-by-item basis and includes over-aged accounts as part of allowance for doubtful accounts, which are generally ones that are ninety-days overdue.  Bad debt expense, for the year ended December 31, 2006, was $211,258 (2005 - $2,560), including a provision for doubtful accounts of $206,241 (2005 - $nil).

(f)    Inventory:

Inventory is stated at the lower of cost or market value. It consists of products, such as t-shirts, which are sold from the Company's online store.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

2.   Summary of significant accounting policies (Continued):

(g)   Equipment:

Equipment is recorded at cost less accumulated depreciation. Depreciation is provided for annually on the declining balance method over the following periods :

                        Equipment and computers                      3 years

                        Furniture and fixtures                             5 years

                        Leasehold improvements                        duration of the lease

Expenditures for maintenance and repairs are charged to expenses as incurred. Major improvements are capitalized. Gains and losses on disposition of equipment are included in income or expenses as realized.

(h)  Advertising:

The Company expenses the cost of advertising in the period in which the advertising space or airtime is used. Advertising costs charged to selling and marketing expenses in 2006 totaled $165,673 (2005 - $70,150).

(i)   Stock-based compensation:

Prior to January 1, 2006, the Company accounted for its employee stock option plans under the intrinsic value method in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations. As such, compensation expense under fixed term option plans is recorded at the date of grant only to the extent that the market value of the underlying stock at the date of grant exceeds the exercise price. Additionally, in periods prior to January 1, 2006, in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), since the Company has continued to apply the principles of APB 25 to employee stock compensation, pro forma loss and pro forma loss per share information has been presented as if the options had been valued at their fair values.  The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the services or equity instruments issued, whichever is more reliably determined. Stock compensation expense is recognized as the stock option is earned, which is generally over the vesting period of the underlying option.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)") and related interpretations which superseded APB No. 25. SFAS 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the modified prospective method, which requires the Company to recognize compensation expense on a prospective basis.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

2.   Summary of significant accounting policies (Continued):

(i)   Stock-based compensation: (Continued)

Therefore, prior period financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, an expense is also recognized to reflect the remaining service period of awards that had been included in pro-forma disclosures in prior periods. Had an expense been recognized using the fair value method described in SFAS 123 (R), using the Black-Scholes option-pricing model, we would have reported the following results of operations:

2005
Net income for the year - as reported	$120,790
Add: Total stock-based compensation expense included in net loss, as reported determined under APB 25, net of related tax effects	$-
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	$(149,332)
Net loss for the year - pro forma	$(28,542)
Basic net income (loss) per share - as reported	$0.00
Basic net loss per share - pro forma	$(0.00)
Weighted average fair value of options granted during the year	$0.39

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	2006	2005
Expected dividend yield	-	-
Expected stock price volatility	52 - 175%	146 - 184%
Weighted average volatility	147%	157%
Risk-free interest rate	0.98 - 4.93%	0.98 - 3.19%
Expected life of options	2.5 - 3.56 years	2.5 - 3.56 years
Block discount applied	40%	40%

(j)      Impairment of long-lived assets and long-lived assets to be disposed of:

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 142 "Accounting for Goodwill and Other Intangible Assets" ("SFAS 142"). During the years presented, the only long-lived assets reported on the Company's consolidated balance sheet are equipment, intangible assets and domain name rights.  These provisions require that long-lived assets and certain identifiable recorded intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

2.   Summary of significant accounting policies (Continued):

(j)      Impairment of long-lived assets and long-lived assets to be disposed of:

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount and the fair value less costs to sell.

(k)    Income taxes:

The Company follows the asset and liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Deferred income taxes are provided based on the estimated future tax effects of temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, as well as the benefit of losses available to be carried forward to future years for tax purposes.

Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.  A valuation allowance is recorded for deferred tax assets when it is not more likely than not that such future tax assets will be realized.

(l)      Net (loss) income per share:

Statement of Financial Accounting Standards No. 128, "Earnings per Share", requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic earnings (loss) per share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, using the treasury stock method, that could occur if outstanding options or warrants were exercised and converted into common stock. In computing diluted earnings per share, the treasury stock method assumes that outstanding options and warrants are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect under the treasury stock method only when the average market price of the common stock during the period exceeds the exercise price of the options and warrants. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalent because their inclusion would be anti-dilutive.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

2.   Summary of significant accounting policies (Continued):

(l)  Net (loss) income per share:

The earnings per share data for the year ended December 31, 2006 and 2005 are summarized as follows:

	2006	2005
Net (loss) income for the year - as reported	$(313,836)	$120,790

Basic earnings per share weighted average number of common shares outstanding	27,275,700	26,066,441

Effect of dilutive securities
Stock Options	4,508,053	3,381,526

Diluted earnings per share weighted average number of common shares outstanding	31,783,753	29,447,967

(m)  Domain name and intangible assets:

The Company has capitalized the cost of the purchase of the domain name Bingo.com and was amortizing the cost over five years from the date of commencement of operations. In 2002, the Company suspended the amortization of the domain name cost in accordance with SFAS 142, where companies are no longer required to amortize indefinite life assets but instead test the indefinite intangible asset for impairment at least annually. The capitalized amount is based on the net present value of the minimum payments permitted under the terms of the purchase agreement. The domain name is tested for impairment by comparing the future cash flows of the domain name with its carrying value. The Company determined that no impairment existed for the years presented. The Company capitalized the cost of the email list as an intangible asset and is amortizing the cost over the life of the contract (five years).

(n)  New accounting pronouncements:

In July 2006, the FASB issued FASB Interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized under SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, measurement and classification of income tax uncertainties, interest and penalties, and disclosure. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of required disclosures associated with any recorded income tax uncertainties. The differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption are to be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings.  FIN 48 was effective

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

2.   Summary of significant accounting policies (Continued):

(n)  New accounting pronouncements: (Continued)

beginning in fiscal year 2007 and did not have a material effect on the Company's consolidated financial position, consolidated results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value while applying generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions based on market data obtained from independent sources and (2) the reporting entity's own assumptions developed based on unobservable inputs. The Company is still evaluating the impact of SFAS No. 157 on its financial statements, which is effective beginning in fiscal year 2008, but does not expect its adoption to have a material impact on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108, " Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements " ("SAB 108"). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB 108 were effective for the Company's fiscal year ending December 30, 2006. The adoption of SAB 108 did not have a material impact on the Company's consolidated financial statements.

(o)  Financial instruments:

(i)  Fair values:

The fair value of cash, accounts receivable, accounts payable, accrued liabilities, unearned revenue and amounts due to related parties approximate their financial statement carrying amounts due to the short-term maturities of these instruments.

(ii)  Foreign currency risk:

The Company operates internationally, which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations.  The Company has not entered into any forward exchange contracts or other derivative instrument to hedge against foreign exchange risk.

(p)  Reclassification

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

3.   Sale of US players and related assets

Effective October 12, 2006, the Company, in response to the United States Unlawful Internet Gambling Enforcement Act, sold its United States players and related assets for $1,200,050, payable by the arms-length purchaser at a variable rate over the coming months. The Company will recognize the profit from the sale of these assets as and when payment is received. During the year ended December 31, 2006, the Company collected $180,000 in payment for these assets.

2006
Sale of US players and related assets	$1,200,050

Payments received	180,000

Balance remaining December 31, 2006	820,050

4.   Accounts Receivable

The accounts receivable as at December 31, 2006, is summarized as follows:

	2006	2005
Accounts receivable	$425,117	$166,540

Provision for doubtful accounts	(206,241)	-

Net Accounts receivable	218,876	166,540

The Company has provided $206,241 for doubtful accounts. These doubtful accounts relate, mostly, to funds held at the First Curacao International Bank, which has been placed under the control of the Central Bank of Curacao by the Court of the Netherlands Antilles. The Company has submitted all documents required by the Central Bank of Curacao to release its funds but, due to the uncertainty of collection, the Company has provided for these funds in full. In addition, the Company has provided for the possible inability to collect funds, held with certain payment processors, which have retained these funds in response to the passing of the United States Unlawful Internet Gambling Enforcement Act.

5.   Equipment:

2006	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$382,510	$260,523	$121,987
Furniture and fixtures	17,392	5,284	12,108
Leasehold improvements	12,546	1,239	11,307
	$412,448	$267,046	$145,402

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

5.   Equipment: (Continued)

2005	Cost	Accumulated depreciation	Net book Value

Equipment and computers	$313,272	$224,139	$89,133
Furniture and fixtures	10,524	3,384	7,140
	$323,796	$227,523	$96,273

     Depreciation expense was $52,116 (2005 - $36,055) for the year ended December 31, 2006.

6.  Domain name rights and intangible asset:

The rights to use the domain name bingo.com were acquired in January of 1999 for a cash payment of $200,000 and the issuance of 500,000 shares of common stock of the Company at a value of $2.00 per share. The agreement was signed with Bingo, Inc., an unrelated party at the date of signing of the agreement. Under the terms of the agreement, the Company is required to make quarterly domain name purchase payments to the vendor based on 4% of annual gross revenue (as defined in the agreement), with total minimum payments of $1,100,000 in the first three years, including the initial cash payment, required over the 99 year period ended December 31, 2098. These minimum payment commitments were completed on June 30, 2002. During the year ended December 31, 2002, the agreement was amended so that the remaining domain name purchase payments to the vendor are made monthly, based on 4% of the preceding month's gross revenue. During the year ended December 31, 2006, expense payments of $101,659 (2005 - $79,260) were paid in accordance with the amended agreement.

Domain name rights have been capitalized on the balance sheet based on the present value of the future minimum royalty payments. In 2002, the Company suspended the amortization of the domain name in accordance with SFAS No. 142, where companies are no longer permitted to amortize indefinite life intangible assets.

The intangible asset consists of an email list of Games, Inc. The Company capitalized the cost of the legal settlement with Roger Ach, the Lottery Channel Inc. and Games, Inc., whereby the Company will receive free advertising on the Lottery Channel Inc. and Games, Inc. websites for a period of 5 years.

2006	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241
Intangible assets - email list	49,436	31,722	17,714
	$1,983,936	$708,981	$1,274,955

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

6.  Domain name rights and intangible asset: (Continued)

2005	Cost	Accumulated amortization	Net book Value

Domain name rights	$1,934,500	$677,259	$1,257,241
Intangible assets - email list	49,436	21,835	27,601
	$1,983,936	$699,094	$1,284,842

     Amortization expense was $9,887 (2005 - $9,887) for the year ended December 31, 2006.

7.   Stockholders' equity:

The holders of common stock are entitled to one vote for each share held.  There are no restrictions that limit the Company's ability to pay dividends on its common stock.  The Company has not declared any dividends since incorporation.  The Company's common stock has a no par value per common stock.

(a)  Common stock issuances:

During the year ended December 31, 2006, the holders of stock options exercised their options for 612,650 shares for $147,446 at exercise prices ranging from $0.05 to $0.60 per share.

During the year ended December 31, 2005, the holders of stock options exercised their options for 252,000 shares for $22,600 at exercise prices ranging from $0.05 to $0.15 per share. These shares were issued during the year ended December 31, 2006.

During the year ended December 31, 2005, the Company completed a non-brokered private placement offering of 1,339,667 common shares at $0.75 per share, which raised gross proceeds of $1,004,750. The private placement was completed under Regulation S.  Proceeds of the private placement will be used for general working capital and as a reserve for potential future acquisitions.

During the year ended December 31, 2005, the holders of Warrant B exercised 380,000 warrants in accordance with the terms of Warrant B at a price of $0.25 per share for $95,000. Bingo, Inc. exercised 200,000 warrants in accordance with the terms of Warrant B at a price of $0.25 per share for $50,000. A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc.

During the year ended December 31, 2005, the holders of stock options exercised their options for 457,150 shares for $38,833 at exercise prices ranging from $0.05 to $0.30 per share.

Subsequent to the year ended December 31, 2006, the Company completed a private placement offering of 6 million units at $0.25 per unit.  Total proceeds of the offering are $1.5 million.  Each unit consists of one common share and one half common share purchase warrant.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

7.   Stockholders' equity: (Continued)

Each whole warrant is exercisable into one additional common share of the Company for a period of two years at an exercise price of $0.35 per share.  The warrants are non-transferable.

 (b) Stock option plans:

(i)  1999 stock option plan:

The Company has reserved a total of 1,895,000 common shares for issuance under its 1999 stock option plan.  The plan provides for the granting of non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

As at December 31, 2006, there were a total of 992,000 stock options (2005 - 1,100,000 stock options) outstanding at exercise prices ranging from $0.05 to $0.15 per share. During the year ended December 31, 2006, the holders of the stock options exercised 108,000 of their options, issued under the 1999 plan, whose options prices ranged between $0.05 and $0.10. Of the options outstanding at December 31, 2006, a total of 92,000 (2005 - 200,000) were issued where 10% vests at the grant date, 15% one year following the grant date and 2% per month starting 13 months after the grant date.  A total of 35,000 (2005 - 99,000) of these common stock purchase options had vested at December 31, 2006.

(ii) 2001 stock option plan:

During the year ended December 31, 2001, the Company's Board of Directors adopted the 2001 stock option plan. The Company has reserved a total of 5,424,726 common shares for issuance under the 2001 stock option plan.  The plan provides for the granting of incentive and non-qualified stock options to directors, officers, eligible employees and contractors of the Company. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

As at December 31, 2006, there were a total of 3,225,000 stock options (2005 - 3,225,000 stock options) issued, of which 498,400 (2005 - 709,150) had been exercised during the year ended December 31, 2006. In addition, 252,000 shares of exercised options, which were exercised during the year ended December 31, 2005, were issued during the year ended December 31, 2006. Therefore as at December 31, 2006, there were 2,017,450 (2005 - 2,767,850) stock options outstanding at exercise prices ranging from $0.05 to $0.30 per share. Of the options outstanding at December 31, 2006, a total of 1,417,450 (2005 - 2,167,850) were issued where 10% vests at the grant date, 15% one year following the grant date and 2% per month starting 13 months after the grant date.  A total of 1,285,950 (2005 - 995,650) of these common stock purchase options had vested at December 31, 2006.

Subsequent to the year ended December 31, 2006, the holders of the stock options exercised 109,150 of their options, issued under the 2001 plan, whose options prices ranged between $0.05 and $0.10.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

7.   Stockholders' equity: (Continued)

(iii) 2005 stock option plan:

During the year ended December 31, 2005, the Company's Board of Directors adopted the 2005 stock option plan. The plan was approved by the shareholders at the Annual general meeting held during the year ended December 31, 2005. The Company has reserved a total of 2,000,000 common shares for issuance under the 2005 stock option plan. The Plan is intended to provide incentive to employees, directors, advisors and consultants of the Corporation to encourage proprietary interest in the Corporation, to encourage such employees to remain in the employ of the Corporation or such directors, advisors and consultants to remain in the service of the Corporation, and to attract new employees, directors, advisors and consultants with outstanding qualifications. The Board of Directors determines the terms of the options granted, including the number of options granted, the exercise price and their vesting schedule.

As at December 31, 2006, there were a total of 1,195,942 (2005 - 835,000) stock options outstanding at an exercise prices ranging between $0.60 and $0.91 per share. Of the options outstanding at December 31, 2006, a total of 933,750 were issued where 10% vests at the grant date, 15% one year following the grant date and 2% per month starting 13 months after the grant date.  A total of 515,042 of these common stock purchase options had vested at December 31, 2006.

A summary of stock option activity for the stock option plans for the years ended December 31, 2006 and 2005 are as follows:

	Number of shares	Weighted average exercise price
Outstanding, December 31, 2004	4,325,000	$0.12

Granted (including repriced options)	835,000	0.60
Exercised	(457,150)	0.09
Outstanding, December 31, 2005	4,702,850	$0.21

Granted (including repriced options)	367,192	0.91
Exercised in fiscal 2005, issued in fiscal 2006	(252,000)	0.09
Exercised	(612,650)	0.24

Outstanding, December 31, 2006	4,205,392	$0.27

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

7.   Stockholders' equity: (Continued)

The following table summarizes information concerning outstanding and exercisable stock options at December 31, 2006:

Range of exercise prices per share	Number outstanding	Number exercisable	Expiry date
$0.05	209,700	209,700	July 12, 2007
0.05	300,000	300,000	April 25, 2008
0.05	39,250	35,250	January 12, 2008
0.10	309,500	183,500	January 16, 2009
0.10	55,000	25,000	February 9, 2009
0.10	300,000	300,000	April 16, 2009
0.10	1,018,500	502,500	August 27, 2009
0.15	777,500	665,000	September 23, 2009
0.60	828,750	422,350	July 18, 2010
0.91	62,192	62,192	May 18, 2011
0.91	305,000	30,500	June 13, 2011
	4,205,392	2,735,992

During the years ended December 31, 2006, the Company recorded stock compensation expense of $113,450 (2005 - $nil) relating to the issuance of common stock purchase options to certain employees, officers, and directors of the Company in accordance with FASB 123.

 (c) Warrants:

Warrant "B"

During 2002, the Company issued a total of 580,000 stock purchase warrants in connection with the Debenture "B" financing described in note 5.  Each warrant allows the holder to purchase 1 common share at a price of $0.25 per share for a three year period from the date of issuance.  During the year ended December 31, 2005 the holders of warrant "B" elected to convert their warrants into shares. Bingo, Inc. held 200,000 of these warrants.

8.   Commitments:

The Company leases office facilities in Vancouver, British Columbia, Canada and The Valley, Anguilla, British West Indies. These office facilities are leased under a operating lease agreements. During the year ended December 31, 2005, the Canadian operating lease agreement was renewed and expires on September 30, 2010.  During the year ended December 31, 2005, the Company entered into a lease agreement for office facilities in Anguilla. The lease expires on September 30, 2008.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

8.   Commitments: (Continued)

 Minimum lease payments under these operating leases are approximately as follows:

2007	$64,637
2008	60,572
2009	59,916
2010	44,937

The Company paid rent expense totaling $57,942 for the year ended December 31, 2006 (2005 - $35,972).

9.   Income taxes:

During the year ended December 31, 2005, Bingo.com, Ltd. completed a merger with its wholly-owned subsidiary Bingo.com, Ltd. The surviving corporation of the merger is Bingo.com, Ltd. which is domiciled in the tax-free jurisdiction of Anguilla, British West Indies. The merger is deemed to be a taxable transaction in the United States of America pursuant to IRC Section 367(a). The computed benefit / expense differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent and various other rates for other jurisdictions to the pretax income / losses from operations as a result of the following:

	2006	2005
Computed "expected" tax (expense) benefit	$106,704	$(41,068)
Increase (reduction) in income taxes resulting from income taxes in other tax jurisdictions	(108,566)	(149,614)
Other	3,001	14,445
Change in taxation rates in other tax jurisdictions	-	-
Change in exchange rates	(29,031)	195,933
Merger of Bingo.com, Inc. with Bingo.com Ltd.	-	(2,156,361)
Change in valuation allowance	27,892	2,136,665
	$-	$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005 are presented below:

	2006	2005
Deferred tax assets:
Net operating loss carry forwards	$976,168	$1,004,060

Valuation Allowance	(976,168)	(1,004,060)
	$-	$-

The valuation allowance for deferred tax assets as of December 31, 2006 and 2005, was $976,168 and $1,004,060, respectively.  The net change in the total valuation allowance for the years ended December 31, 2006 and 2005, was a decrease of $27,892 and $2,136,665, respectively.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

9.   Income taxes: (Continued)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets.  In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $3,080,000 in Canada prior to the expiration of the net operating loss carryforwards. These net operating loss carryforwards begin expiring in 2007 in Canada.

10. Related party transactions:

The Company has received a loan of $1,457 (2005 - $9,403) from a current director and officer at December 31, 2006. This loan has no fixed repayment terms and is non-interest bearing. The proceeds of this loan have been used to fund ongoing working capital requirements.

In addition, the Company has a liability for $2,163 (2005 - $52,946) to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by a current director and officer of the Company.

Payments made to Bingo, Inc. in relation to the domain name purchase payment totaled $101,659 during the year ended December 31, 2006 (2005 - $79,260).

A current director and officer of the Company, is the potential beneficiary of various discretionary trusts that hold approximately 80% of the shares of Bingo, Inc. Bingo, Inc. was issued a total of 200,000 common stock purchase warrants in connection with the Debenture "B".  These warrants were exercisable at a price of $0.25 per share for a period of three years from the date of issuance (July 2, 2002) of Debenture "B". During the year ended December 31, 2005, Bingo, Inc. elected to convert these warrants into share of the Company.

      The Company supplied administration services of $3,281 (2005 - $9,903) to a company whose director is acurrent director and officer of the Company. In addition, the Company incurred administrative expenses in connection with this related company and as at December 31, 2006, there was a receivable balance of $12,808 (2005 - $32,303).

11. Segmented information:

The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, bingo.com, supported mainly by receiving deposits for the games for money and selling advertising on the website.  The revenue for the year ended December 31, 2006, has been derived primarily from receiving deposits for the games for money whereas in the year ended December 31, 2005, the revenue was mainly derived from advertising business in the United States of America.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

11. Segmented information: (Continued)

      Equipment

The Company's equipment is located as follows:

Net Book Value	2006	2005

Canada	$68,932	$38,572
Curacao, Netherlands Antilles	76,470	57,701
	$145,402	$96,273

12. Concentrations

      Major customers

For the year ended December 31, 2006, there is no single player on the gaming site who had wagered more than 10% of the total gaming revenue. The Company is reliant on various payment processors who process funds players have wagered on the gaming site. For the year ended December 31, 2006, there were three processors each receiving funds of  $1,496,543, $264,215 and $240,733 respectively who processed amounts more than 10% of the total funds wagered on the gaming site.

For the year ended December 31, 2005, there is no single player on the gaming site who had wagered more than 10% of the total gaming revenue. The Company is reliant on various payment processors who process funds players have wagered on the gaming site. For the year ended December 31, 2005, there were two processors each receiving funds of  $518,585 and $216,207 respectively who processed amounts more than 10% of the total funds wagered on the gaming site.

During the year ended December 31, 2006, the Company suspended the majority of advertising sales. Therefore there was no advertising sales representing more than 10% of the total sales.

During the year ended December 31, 2005, the Company had concentrations with respect to the volume of advertising business conducted with several major customers. For the year ended December 31, 2005, the Company made advertising sales of $457,050, and $212,150 to two customers, which were in excess of 10% of total sales. These customers to whom advertising sales represent more than 10% of the total sales, are agencies which represent multiple advertising customers who advertise on the Company's website.

13. Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.

The Company currently maintains a substantial portion of its day-to-day operating cash balances at a single financial institution. The Company had cash balances of $521,203 (2005 - $1,071,088) as of December 31, 2006, which are in excess of federeal insured limit.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Years ended December 31, 2006 and 2005

13. Concentrations of Credit Risk: (Continued)

As of December 31, 2006, the Company had $139,774 (2005 - $712,314), in excess of federally insured limits.

The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in Canada, Ireland, Israel, the United States and the United Kingdom amongst a small number of customers.

As of December 31, 2006, three customers, totaling $49,206, $39,576 and $34,804 who accounted for greater than 10% of the total accounts receivable.  As of December 31, 2005, four customers, totaling $44,014, $27,704, $25,588 and $23,997 who accounted for greater than 10% of the total accounts receivable.

The Company controls credit risk through monitoring procedures and receiving prepayments of cash for services rendered.  The Company performs credit evaluations of it customers but generally does not require collateral to secure accounts receivable.

BINGO.COM, LTD.

Unaudited Consolidated Quarterly Financial Statements

Three months ended March 31, 2007

PART I - FINANCIAL INFORMATION

ITEM 1.                      Financial Statements.

BINGO.COM, LTD.

Consolidated Balance Sheets

	March 31, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash	$1,708,159	$521,203
Accounts receivable less allowance for doubtful accounts of $206,241 (December 31, 2006 $206,241)	160,410	218,876
Prepaid expenses	154,319	168,864
Total Current Assets	2,022,888	908,943

Equipment, net	138,186	145,402

Other assets	38,956	30,287

Domain name rights and intangible assets	1,272,484	1,274,955

Deferred tax asset, less valuation allowance of $1,001,635 (December 31, 2006 - $976,167) (Note 5)	-	-

Total Assets	$3,472,514	$2,359,587

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$233,477	$359,806
Accrued liabilities	83,403	56,936
Accounts payable and accrued liabilities - related party (Note 6)	16,816	16,377
Total Current Liabilities	333,696	433,119

Long-term liabilities
Loan payable - related party (Note 6)	-	1,457

Total Liabilities	333,696	434,576

Commitments (Note 4)

Stockholders' equity (Note 3):
Common stock, no par value, unlimited shares authorized, 33,749,703 shares issued and outstanding (December 31, 2006 - 27,640,553)	13,117,625	11,574,851
Accumulated deficit	(10,003,387)	(9,674,420)
Accumulated other comprehensive loss: Foreign currency translation adjustment	24,580	24,580
Total Stockholders' Equity	3,138,818	1,925,011

Total Liabilities and Stockholders' Equity	$3,472,514	$2,359,587

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Consolidated Statements of Operations

Three Months Ended March 31, 2007 and 2006

(Unaudited)

	2007	2006

Advertising revenue	$6,300	$116,046
Gaming revenue	-	593,965
Total revenue	6,300	710,011

Cost of producing revenue	30,330	209,319

Gross (loss) profit	(24,030)	500,692

Operating expenses:
Depreciation and amortization	13,919	10,340
General and administrative	97,340	93,254
Salaries, wages, consultants and benefits	168,917	188,916
Selling and marketing	61,126	199,190
Stock-based compensation	30,087	22,934
Total operating expenses	371,389	514,634

Loss before other income (expense) and income taxes	(395,419)	(13,942)

Other income (expense):
Foreign exchange losses	(11,363)	(1,637)
Gain on resolution of debt	32,697	30,241
Interest income	1,133	3,144
Other income	3,985	788
Profit from sale of US players and related assets (Note 2)	40,000	-

(Loss) income before income taxes	(328,967)	18,594

Income tax expense	-	-

Net (loss) income	$(328,967)	$18,594

Net (loss) income per common share, basic and diluted	$(0.01)	$0.00

Weighted average common shares outstanding, basic	29,393,291	26,783,903
Weighted average common shares outstanding, diluted	29,393,291	30,165,429

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Consolidated Statements of Stockholders' Equity

For the period ended March 31, 2007

(Unaudited)

	Common stock			Accumulated Other Comprehensive loss
	Shares	Amount	Accumulated Deficit	Foreign currency translation adjustment	Total Stockholders' Equity (Deficit)
Balance, December 31, 2006	27,640,553	$ 11,574,851	$ (9,674,420)	$ 24,580	$1,925,011

Private placement	6,000,000	1,500,000	-	-	1,500,000

Exercise of stock options	109,150	9,858	-	-	9,858

Stock-based compensation	-	30,087	-	-	30,087

Issuance of consultant stock options	-	2,829	-	-	2,829

Net loss	-	-	(328,967)		(328,967)
Balance, March 31, 2007	33,749,703	$ 13,117,625	$ (10,003,387)	$ 24,580	$ 3,138,818

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Consolidated Statements of Cash Flows

Three Months Ended March 31, 2007 and 2006

(Unaudited)

	2007	2006
Cash flows from operating activities:
Net (loss) income	$(328,967)	$18,594
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	13,919	10,340
Gain on resolution of debt	(32,697)	(30,241)
Stock-based compensation	30,087	22,934
Issuance of consultant stock option	2,829	-
Profit from the sale of US players and related assets	(40,000)	-
Changes in operating assets and liabilities:
Accounts receivable	58,466	(45,147)
Prepaid expenses	14,545	(4,324)
Inventory	-	(1,237)
Other assets	(8,669)	2,525
Accounts payable and accrued liabilities	(66,726)	85,524
Unearned revenue	-	(89,481)
Net cash used in operating activities	(357,213)	(30,513)

Cash flows from investing activities:
Acquisition of equipment	(4,344)	(44,352)
Proceeds from sale of US players and related assets	40,000	-
Proceeds on disposal of equipment	112	-
Net cash provided by (used in) investing activities	35,768	(44,352)

Cash flows from financing activities:
Exercise of stock options	9,858	8,575
Private placement	1,500,000
Repayment of loans and notes payable	(1,457)	(7,102)
Net cash provided by financing activities	1,508,401	1,473

Change in cash	1,186,956	(73,392)

Cash, beginning of period	521,203	1,071,088
Cash, end of period	$1,708,159	$997,696

Supplementary information:
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to consolidated financial statements.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Three months ended March 31, 2007 and 2006

(Unaudited)

1.        Basis of Presentation:

The accompanying unaudited financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with the rules and regulations of the United States Securities and Exchange Commission.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations.  In the opinion of management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of the results of the interim periods presented.  All adjustments are of a normal recurring nature, except as otherwise noted below.  These financial statements should be read in conjunction with Bingo.com, Ltd.'s (the "Company") audited consolidated financial statements and notes thereto for the year ended December 31, 2006, included in the Company's Annual Report on Form 10-KSB, filed April 2, 2007, with the Securities and Exchange Commission.  The results of operations for the interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

During the quarter ended march 31, 2006, the Company incorporated a fully owned subsidiary Bingo.com Services Limited. Bingo.com Services Limited is incorporated under the laws of England and Wales.

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.

2.   Sale of US players and related assets

Effective October 12, 2006, in response to the United States Unlawful Internet Gambling Enforcement Act, the Company sold its United States players and related assets for $1,200,050, payable by the arms-length purchaser at a variable rate over the coming months. The Company will recognize the profit from the sale of these assets as and when payment is received. During the fourth quarter ended December 31, 2006, the Company collected $180,000 in payment for these assets, with a further collection of $40,000 for the quarter ended March 31, 2007.

Amount
Sale of US players and related assets	$1,200,050

Payments received, fourth quarter fiscal 2006	(180,000)

Balance December 31, 2006	1,020,050

Payments received during the period	(40,000)

Balance remaining March 31, 2007	$980,050

3.       Stockholder's Equity:

During the quarter ended March 31, 2007, Bingo.com, Ltd. completed a private placement offering of 6 million units at $0.25 per unit.  Total proceeds of the offering are $1.5 million.  Each unit consists of one common share and one half common share purchase warrant.

Each whole warrant is exercisable into one additional common share of the Company for a period of two years at an exercise price of $0.35 per share.  The warrants are non-transferable.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Three months ended March 31, 2007 and 2006

(Unaudited)

3. Stockholder's Equity: (Continued)

During the quarter ended March 31, 2007, the holders of stock options exercised their options for 109,150 shares for $9,857 at exercise prices ranging from $0.05 to $0.10 per share.

During the quarter ended March 31, 2007, the Company granted 865,000 stock options at exercise prices ranging from $0.27 to $0.33 per share.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)") and related interpretations which superseded APB No. 25. SFAS 123(R) requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. This statement was adopted using the modified prospective method, which requires the Company to recognize compensation expense on a prospective basis. Therefore, prior period financial statements have not been restated. Under this method, in addition to reflecting compensation expense for new share-based awards, expense is also recognized to reflect the remaining service period of awards that had been included in pro-forma disclosures in prior periods. Had expense been recognized using the fair value method described in SFAS 123 (R), using the Black-Scholes option-pricing model, we would have reported the following results of operations:

The fair value of each option grant has been estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions:

	Three Months ended March 31, 2007	Three Months ended March 31, 2006
Expected dividend yield	-	-
Expected stock price volatility	90 - 91%	148 - 174%
Weighted average volatility	91%	155%
Risk-free interest rate	4.45 - 4.52%	0.98 - 3.19%
Expected life of options	2.5 - 5 years	2.5 - 3.56 years
Block discount applied	40%	40%

The block discount applied was due to the illiquidity of shares.

4.   Commitments:

The Company leases office facilities in Vancouver, British Columbia, Canada and The Valley, Anguilla, British West Indies. These office facilities are leased under a operating lease agreements. The Canadian operating lease agreement expires on September 30, 2010.  The Anguillian operating lease expires on September 30, 2008.

Minimum lease payments under these operating leases are approximately as follows:

2007	$48,897
2008	61,101
2009	60,461
2010	45,345

The Company paid rent expense totaling $14,926 for the quarter ended March 31, 2007 (March 31, 2006 - $12,100).

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Three months ended March 31, 2007 and 2006

(Unaudited)

5.    Income Taxes

The computed benefit / expense differed from the amounts computed by applying the United States of America federal income tax rate of 34 percent and various other rates for other jurisdictions to the pretax income / losses from operations as a result of the following:

March 31, 2007
Three Months
Computed "expected" tax expense	$111,849
Increase in income taxes resulting from income taxes in other tax jurisdictions	(28,941)
Other	(723)
Change in exchange rates	(56,718)
Change in valuation allowance	25,467
$-

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at March 31, 2007, and December 31, 2006, are presented below:

	March 31, 2007	December 31, 2006
Deferred tax assets:
Net operating loss carry forwards	$1,001,635	$976,168

Valuation Allowance	(1,001,635)	(976,168)
	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in assessing the realizability of deferred tax assets.  In order to fully realize the deferred tax asset attributable to net operating loss carryforwards, the Company will need to generate future taxable income of approximately $2,200,000 in Canada prior to the expiration of the net operating loss carryforwards. These net operating loss carryforwards begin expiring in 2007 in Canada.

6.    Related Party Transactions

The Company has a liability of $2,351 (December 31, 2006 - $2,163), to a company owned by a current director and officer of the Company for payment of services rendered and expenses incurred by the current director and officer of the Company.

Payments made to Bingo, Inc. in relation to the domain name purchase payment totaled $252 during the quarter ended March 31, 2007 (Quarter ended March 31, 2006 - $28,320).

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Three months ended March 31, 2007 and 2006

(Unaudited)

6.    Related Party Transactions (Continued)

During the quarter ended March 31, 2007, the Company supplied administration services of $606 (March 31, 2006 - $788) to a company whose director is a current director and officer of the Company. In addition, the Company incurred administrative expenses in connection with this related company and as at March 31, 2007, there was a receivable balance of $19,724 (December 31, 2006 - $12,808).

7.        Segmented information:

The Company operates in one reportable business segment, the business of providing games and entertainment based on the game of bingo through its internet portal, bingo.com, supported mainly by receiving deposits for the games for money and selling advertising on the website.  The revenue for the year ended March 31, 2007, has been derived primarily from advertising business whereas in the year ended December 31, 2006, the revenue was mainly derived from receiving deposits for the games for money.

8.          Concentrations

            Major customers

The Company has concentrations with respect to the volume of business conducted with several major customers.  For the period ended March 31, 2007, there were no sales to customers, which were in excess of 10% of total sales.

            Equipment

The Company's equipment is located as follows:

Net Book Value	March 31, 2007	December 31, 2006

Canada	$68,088	$68,932
Curacao, Netherlands Antilles	70,098	76,470
	$138,186	$145,402

9.       Concentrations of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.  The Company places its cash with high quality financial institutions and limits the amount of credit exposure with any one institution.

The Company currently maintains a substantial portion of its day-to-day operating cash balances at a single financial institution.  The Company had cash balances of $1,708,159 (December 31, 2006 - $521,203) as of March 31, 2007, which are in excess of federally insured limit.

As of March 31, 2007, the Company had $1,343,686 (December 31, 2006 - $139,774), in excess of federally insured limits.

BINGO.COM, LTD.

Notes to Consolidated Financial Statements

Three months ended March 31, 2007 and 2006

(Unaudited)

9.       Concentrations of Credit Risk: (Continued)

The Company has concentrations of credit risk with respect to accounts receivable, as large amounts of its accounts receivable are concentrated geographically in Canada, Ireland, Israel, the United States and the United Kingdom amongst a small number of customers.

As of March 31, 2007, four customers totaling $61,887, $27,046, $26,439, and $19,724, who accounted for total accounts receivable greater than 10%. As of December 31, 2006, three customers, totaling $49,206, $39,576 and $34,804 who accounted for greater than 10% of the total accounts receivable.

The Company controls credit risk through monitoring procedures and receiving prepayments of cash for services rendered.  The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On March 26, 2003, the Board of Directors of Bingo.com, Inc. approved the appointment of Dohan and Company, P.A., CPA's, of Miami, Florida, as our new independent auditors effective March 27, 2003, and the termination of Davidson & Company as the principal accountant engaged to audit our financial statements. The change in our certifying accountant was due to the Company requiring a United States registered accountant to audit our financial statements, and was approved by our directors, and was not due to any disagreement between us and Davidson & Company.

AVAILABLE INFORMATION

We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services.  Information contained on our website is not incorporated by reference, and should not be considered part of, this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Under the Anguilla International Business Companies Act, an international business company may indemnify any officer or director provided that the person being indemnified has acted honestly and in good faith with a view to the best interests of the Company and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below.  Please note that all amounts are estimates other than the Commission's registration fee.

            Securities and Exchange Commission registration fee: $82.89

Federal Taxes                                                             $Nil

State Taxes and Fees                                                  $Nil

Transfer Agent Fees                                                $1,000

Accounting fees and expenses                                  $1,000

Legal fees and expenses                                          $10,000

Miscellaneous                                                           $5,000

 TOTAL:                                                               $17,082.89

We will pay all expenses of the offering listed above from cash on hand.  No portion of these expenses will be borne by the selling shareholders.

RECENT SALES OF UNREGISTERED SECURITIES

On March 21, 2007, we issued 6,000,000 common shares at $0.25 per share to 2 subscribers. We also issued 3,000,000 warrants which are exercisable into 3,000,000 common shares at $0.35 per share. 400,000 of these shares were issued under Regulation S and 5,600,000 of these shares were issued under Rule 506 of Regulation D. None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  The subscriber to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.  The subscriber who received shares under Rule 506 of Regulation D warranted their eligibility as an "Accredited Investor" as that term is defined in Regulation D.

On April 14, 2005, we issued 1,339,667 common shares at $0.75 per share to 18 subscribers. All of these shares were issued under Regulation S. None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

On April 15, 2005, we issued 380,000 common shares at a price of $0.25 per share to existing warrant holders.  These shares were issued on exercise of an outstanding warrant which was issued by our company on July 2, 2002. All of these shares were issued under Regulation S. None of the subscribers who received shares under Regulation S are U.S. Persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c). Subscribers to the offering under Regulation S acknowledged that the securities purchased must come to rest outside the U.S., and the certificates will contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

EXHIBITS

Item 27            Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated October 15, 2004, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
3.1	Articles of Incorporation, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.2	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.3	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.4	Articles of Amendment, as filed with the Issuer's Form 10-SB (file no. 000-26319) filed on June 9, 1999 incorporated herein by reference
3.5	Articles of Continuance, filed with the Issuer's S4 on February 23, 2005, incorporated herein by reference.
3.6	Bylaws of Bingo.com, Ltd., filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
4.1	Dissent and Appraisal Rights of the Florida Business Corporations Act, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
4.2	Form of Dissenter's Appraisal Notice, filed with the Issuer's S-4 on February 23, 2005, incorporated herein by reference.
5.4	Legal Opinion of Clark, Wilson, filed with the Issuer's SB-2 on May 3, 2005, incorporated herein by reference.
10.1	Regulation S Private Placement Agreement, filed with the Issuer's SB-2 on May 3, 2005, incorporated herein by reference.
10.2	Debenture B, as filed with the Issuer's Form 10Q on November 14, 2002, incorporated herein by reference.
10.3	Warrant B, as filed with the Issuer's Form 10Q on November 14, 2002, incorporated herein by reference.
10.4	Amended Consultant Agreement with T.M. Williams, as filed with the Issuer's Form10Q on August 14, 2002, incorporated herein by reference.
13.1	Form 10QSB for the period ended September 30, 2006, filed on November 15, 2006, incorporated herein by reference.
13.2	Form 10QSB for the period ended June 30, 2006, filed on August 15, 2006, incorporated herein by reference.
13.3	Form 10QSB for the period ended March 31, 2006, filed on May 15, 2006, incorporated herein by reference.
21	Subsidiaries of the Issuer.
23	Consent of Dohan and Company, P.A., C.P.A.'s

UNDERTAKINGS

Item 28            Undertakings

(a)       We hereby undertake:

(1)            To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

(2)        For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 13, 2007.

Bingo.com, Ltd.

/s/ T. M. Williams                                                            /s/ H . W. Bromley

T.M. Williams,                                                                     H. W. Bromley,

Chief Executive Officer and Director                                    Chief Financial Officer and

                                                                                            Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                             Title                                            Date

/s/ T. M. Williams                  President, C.E.O.                        July 13, 2007

T.M. Williams                        and Director

/s/ H. W. Bromley                   Chief Financial Officer                July 13, 2007

H. W. Bromley                        and Principal Accounting

                                               Officer